Exhibit 99.3

STOCK PURCHASE AGREEMENT

by and among

METLIFE, INC.,

METROPOLITAN LIFE INSURANCE COMPANY,

SSRM HOLDINGS, INC.,

BLACKROCK, INC.

and

BLACKROCK FINANCIAL MANAGEMENT, INC.

Dated as of August 25, 2004

		Page
Section 9.2	Survival After Termination	89

ARTICLE X MISCELLANEOUS

Section 10.1	Amendments; Extension; Waiver	90
Section 10.2	Entire Agreement	90
Section 10.3	Construction and Interpretation	90
Section 10.4	Severability	91
Section 10.5	Notices	91
Section 10.6	Binding Effect; Persons Benefiting; No Assignment	93
Section 10.7	Counterparts	93
Section 10.8	Specific Performance	93
Section 10.9	Waiver of Punitive Damages	93
Section 10.10	Governing Law	93
Section 10.11	Consent to Jurisdiction	94

Annex A	Defined Terms
Annex B	Exceptions to Section 5.13

Exhibit 1.1(b)	List of Certain Mutual Funds
Exhibit 1.3(b)	Form of Opinion of Counsel to Buyers
Exhibit 1.8	Form of Hold Harmless Schedule
Exhibit 2.1	Form of Contingent Payment Schedule
Exhibit 2.4	Form of Additional Payment Schedule
Exhibit 3.8(a)(i)	Combined Balance Sheet
Exhibit 3.8(a)(ii)	Certain Accounting Principles and Policies
Exhibit 3.15	Certain Affiliate Arrangements
Exhibit 3.19	Form of Price Adjustment Schedule
Exhibit 5.16	Employee Matters
Exhibit 5.17	Term Sheet for Boston Sublease
Exhibit 5.18	Form of Morristown Sublease
Exhibit 6.2(d)	Certain Consents
Exhibit 6.2(g)	Form of Cooperation Agreement
Exhibit 10.3	Knowledge of the Company and Seller

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 25, 2004, is by and among BlackRock, Inc., a Delaware corporation (“Buyer Parent”), BlackRock Financial Management, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Buyer Parent (“Buyer” and, together with Buyer Parent, “Buyers”), SSRM Holdings, Inc., a Delaware corporation (the “Company”), MetLife, Inc., a Delaware corporation (“Seller Parent”), and Metropolitan Life Insurance Company, a New York corporation and wholly-owned subsidiary of Seller Parent (“Seller”). Capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.

W I T N E S S E T H :

WHEREAS, the Company has authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, Seller and certain employees of the Company own all of the issued and outstanding Common Stock of the Company;

WHEREAS, Buyers desire that Buyer purchase or otherwise acquire all of the issued and outstanding Common Stock, and Seller desires to sell, or cause to be sold, all of such Common Stock (the “Purchased Shares”) to Buyer, each in accordance with and subject to the terms and conditions set forth herein;

WHEREAS, as an inducement to Buyers, on the one hand, and Seller Parent and Seller, on the other hand, to enter into this Agreement and to consummate the Transactions, Seller Parent and Buyer Parent shall enter into a cooperation agreement, substantially in the form attached as Exhibit 6.2(g) (the “Cooperation Agreement”) at the Closing; and

WHEREAS, certain employees of the Company or its Controlled Affiliates, identified in writing to Buyers, have entered into retention agreements with the Company or a Company Subsidiary on or prior to the date hereof (collectively, the “Retention Agreements”).

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of the Common Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including the adjustments provided for in this Article I), at the Closing, Seller shall sell to Buyer all of the Purchased Shares free and clear of all Liens, and, in consideration of the aforesaid sale, Buyer shall pay to Seller an amount equal to $375,000,000 (three hundred seventy-five million dollars) (the “Base Purchase Price”) plus the additional Contingent Payment, the Subsequent Payment and the Additional Payment provided for in Article II. The Base Purchase Price shall be comprised of $325,000,000 (three hundred twenty-five million dollars) in cash and $50,000,000 (fifty million dollars) in Buyer Parent Stock and shall be subject to adjustment as provided in this Article I.

(b) The Base Purchase Price payable to Seller at the Closing shall be subject to reduction by the sum of the following:

(i) the product of (A) the amount, if any, by which the Base Revenue Run-Rate attributable to the accounts of Clients that are Mutual Funds sponsored by SSR&M or Seller (“Mutual Fund Clients”) exceeds the Closing Revenue Run-Rate attributable to the accounts of such Mutual Fund Clients and (B) the Applicable Multiple with respect to such Mutual Fund Clients;

(ii) the product of (A) the amount, if any, by which the Base Revenue Run-Rate attributable to the accounts of Clients other than Mutual Fund Clients and Realty Clients (“Other Clients”) exceeds the Closing Revenue Run-Rate attributable to the accounts of such Other Clients and (B) the Applicable Multiple with respect to such Other Clients;

(iii) the product of (A) the amount, if any, by which the Base Revenue Run-Rate attributable to the accounts of Clients of SSRA or one of its Subsidiaries (“Realty Clients”) exceeds the Closing Revenue Run-Rate attributable to the accounts of such Realty Clients and (B) the Applicable Multiple with respect to such Realty Clients; and

(iv) an amount, if any, equal to the greater of (A) the Estimated Stockholders’ Equity Adjustment and (B) the Estimated Working Capital Adjustment.

The Base Purchase Price as adjusted pursuant to this subsection (b) is referred to as the “Estimated Adjusted Purchase Price.”

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of all of the Purchased Shares (the “Closing”) shall occur at 10:00 a.m. at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other location as may be mutually agreed by Buyer Parent and Seller, no later than two (2) Business Days after all of the conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) or on such other date as may be mutually agreed by Buyers and Seller (such date, the “Closing Date”).

Section 1.3 Deliveries at Closing. At the Closing,

(a) Buyer will deliver to Seller an amount equal to the Cash Consideration by Wire Transfer to the account designated in writing by Seller at least three (3) Business Days prior to the Closing Date;

(b) Buyer will deliver to Seller, free and clear of any Liens, one or more certificates representing the BlackRock Shares, accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise sufficient to vest in Seller good title to such BlackRock Shares and accompanied by an opinion of Buyer Parent’s counsel, addressed to Seller, in the form attached hereto as Exhibit 1.3(b);

(c) Seller shall deliver to Buyer, free and clear of any Liens, one or more certificates representing all of the Purchased Shares, accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise sufficient to vest in Buyer good title to such Purchased Shares; and

(d) Each party hereto shall deliver, or shall cause to be delivered, to each other party, as applicable, all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement or the Ancillary Agreements.

Section 1.4 Preparation of Estimated Closing Balance Sheet.

(a) At least five (5) Business Days prior to the scheduled Closing Date, Seller shall, at Seller’s expense, prepare, or cause to be prepared, in good faith and deliver to Buyers (i) an estimated balance sheet (the “Estimated Closing Balance Sheet”) prepared in accordance with Section 1.6 and a calculation in reasonable detail based upon such Estimated Closing Balance Sheet setting forth the estimated amounts of Working Capital and Stockholders’ Equity, in each case as of immediately prior to the scheduled Closing, and (ii) a certificate of an executive officer of Seller certifying that the Estimated Closing Balance Sheet and such calculations were prepared in accordance with Section 1.6. Seller and the Company shall give, and shall cause their respective advisers to give, Buyers and their respective advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of the Estimated Closing Balance Sheet and such calculations) as may be necessary to enable Buyers and their respective advisers to assess the Estimated Closing Balance Sheet and such calculations prior to the Closing.

Section 1.5 Preparation of the Final Closing Balance Sheet; Post-Closing Payment.

(a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyers shall, at Buyers’ expense, prepare, or cause to be prepared, in good faith and deliver to Seller (i) a balance sheet prepared in accordance with Section 1.6 (the “Final Closing Balance Sheet”) and a calculation in reasonable detail based upon such Final Closing Balance Sheet setting forth the amounts of Working Capital and Stockholders’ Equity, in each case as of immediately prior to the Closing, and (ii) a certificate of an executive officer of Buyer certifying that the Final Closing Balance Sheet and such calculations were prepared in accordance with Section 1.6. Seller shall have sixty (60) days from the date on which such Final Closing Balance Sheet and such calculations are delivered to it to assess such Final Closing Balance Sheet (the “Review Period”). Seller and its accountants and advisers shall be provided with reasonable access to the work papers of the Company and its accountants relating to the Final Closing Balance Sheet and the calculation of the amounts of Working Capital and Stockholders’ Equity in connection with such review. If Seller believes that the Final Closing Balance Sheet or the calculation of Working Capital or Stockholders’ Equity were not prepared in accordance with Section 1.6, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). Following delivery of a Dispute Notice to Buyers, Buyers and their accountants and advisers shall be provided with reasonable access to the work papers of Seller and its accountants relating to the calculation of the amounts of Working Capital and Stockholders’ Equity as set forth in such Dispute Notice. If no Dispute Notice is received by Buyers on or prior to the last day of the Review Period, the Final Closing Balance Sheet and the amounts of Working Capital and Stockholders’ Equity as prepared and calculated by Buyers as set forth in Buyers’ certificate shall be deemed accepted by Seller and shall be final and binding on Seller. If a Dispute Notice is received by Buyers on or prior to the last day of the Review Period, Seller and Buyers shall, during the thirty (30)-day period following the date of such notice (the “Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(b) If, at the conclusion of the Resolution Period, there are amounts remaining in dispute with respect to the calculation of Working Capital or Stockholders’ Equity as to which a valid Dispute Notice has been timely delivered to Buyers, Buyers and Seller shall jointly retain such internationally-recognized independent accounting firm as Buyers and Seller may mutually agree (the “Accountant”) to resolve any remaining issues set forth in the Dispute Notice. The Accountant shall conduct its review of such issues, any related work papers of the parties or their accountants and any supporting documentation, and hear such presentations by the parties, as the Accountant deems necessary.

(c) Buyers and Seller shall use their respective reasonable best efforts to agree upon and retain the Accountant as promptly as practicable following the end of the Resolution Period and to cooperate with one another and the Accountant to resolve the issues set forth in the Dispute Notice no later than forty-five (45) days following the date of the Accountant’s retention so that the Accountant may deliver to Seller and Buyers a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the disputed Final Closing Balance Sheet or Buyers’ proposed calculation of the final amount of Working Capital or Stockholders’ Equity, as the case may be. The fees, expenses and costs of the Accountant for the services described herein shall be allocated between Seller and Buyers in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accountant) bears to the total amount of the disputed items. Buyers, on the one hand, and Seller, on the other hand, shall each promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The Adjustment Report shall be final and binding upon Buyers and Seller, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(d) Effective upon (i) the end of the Review Period (if a timely Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the Dispute Notice by agreement of the parties (if a timely Dispute Notice is delivered) or (iii) the issuance of the Adjustment Report (the “Resolution Date”), the Final Closing Balance Sheet and the amounts of Working Capital and Stockholders’ Equity shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on Buyers, Seller Parent and Seller.

(e) Promptly and, in any event, no later than three (3) Business Days following the Resolution Date, Seller or Buyer, as the case may be, shall pay to the other by Wire Transfer the amount, if any, of the positive or negative difference, as the case may be, between the Estimated Adjusted Purchase Price and the amount that would have been payable to Seller pursuant to Section 1.1(b) if the Final Closing Balance Sheet and the amounts of Working Capital and Stockholders’ Equity as finally determined under this Section 1.5 had been used to calculate such payment at the time of the Closing, plus interest thereon at LIBOR plus one percent (1%) per annum calculated from the Business Day following the required payment date under this subsection (e) through the actual payment date.

(f) The rights to indemnification under this Agreement (and any limitations on such rights) of Buyers, on the one hand, and of Seller, on the other hand, shall not be deemed to limit, supersede or otherwise affect the rights of such parties to a full purchase price adjustment pursuant to this Section 1.5.

Section 1.6 Closing Balance Sheet Preparation. The Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared on a basis consistent with the accounting principles and policies used to prepare the Combined Balance Sheet.

Section 1.7 Post-Closing Client True-Up. Notwithstanding any purchase price adjustment made pursuant to Section 1.1(b):

(a) In the event that (i) Buyers and Seller are unable to agree prior to the Closing Date whether there exists for any Client (other than a Mutual Fund Client) a written or oral statement, indication, notification or communication from such Client or its representative that would reasonably be construed as equivalent to a statement that such Client does not Consent to the Transactions or is terminating or intends to terminate (in whole or in part) its Investment Advisory Contract or (ii) there exists for any Client (other than a Mutual Fund Client) a written or oral statement, indication, notification or communication from such Client or its representative that such Client may terminate such Client’s Investment Advisory Contract or withdraw assets thereunder unless the fees payable under such Contract are reduced, such Client will be deemed not to have given its Consent for any purpose under this Agreement, except as otherwise provided pursuant to the remaining provisions of this Section 1.7(a). All such Clients shall be listed in a schedule to be delivered by Buyers to Seller on or prior to the Closing Date. Unless any such Client has, during the period beginning on the Closing Date and ending on the last day of the calendar month ending prior to the six (6)-month anniversary of the Closing Date (such period, the “True-Up Period”), indicated in writing that such Client is terminating or intends to terminate its Investment Advisory Contract, such Consent shall then be deemed to have been given in accordance with Section 5.8(b) for all purposes under this Agreement and the applicable Price Adjustment Schedule shall be deemed to have been amended as of the last day of the calendar month ending prior to the Closing to the extent necessary to reflect such Consents; provided that, for the avoidance of doubt, the Adjusted Assets Under Management for such

Client on such schedule as so amended shall be reduced by the aggregate amount of assets that such Client has, during the True-Up Period, withdrawn from the applicable account(s) or indicated in writing an intention to withdraw from the applicable account(s). Buyer shall make a cash payment to Seller promptly following the end of the True-Up Period in an aggregate amount equal to the incremental amount that would have been paid to Seller pursuant to Section 1.1(b) (subject to any reduction in Adjusted Assets Under Management provided for in the foregoing sentence) in respect of all such Clients had all such Clients actually given such Consent in accordance with Section 5.8(b).

(b) In the event that any Person enters into a definitive written Investment Advisory Contract with the Company or any wholly-owned Company Subsidiary prior to the Closing Date but has not yet funded the new account as of such date, and thereafter funds such account during the True-Up Period, the investment advisory fees in respect of the net amount so funded during the True-Up Period under such new account shall be deemed to be included in the Closing Revenue Run-Rate and Adjusted Assets Under Management as if such net amount had been contributed as of the last day of the calendar month ending prior to the Closing Date and the applicable Price Adjustment Schedule shall be deemed to have been amended as of the last day of the calendar month ending prior to the Closing to the extent necessary to reflect such net amounts; provided that, for the avoidance of doubt, the Adjusted Assets Under Management for such Client shall be reduced to the extent that such Client has, at any time during such True-Up Period, terminated or withdrawn assets from the applicable account(s) or indicated in writing an intention to terminate or withdraw assets from the applicable account(s)). All such Persons and the applicable funding dates shall be listed in a schedule to be delivered by Seller to Buyers on or prior to the Closing Date. Buyer shall make a cash payment to Seller promptly following the end of the True-Up Period in the amount that would have been paid to Seller had such net cash flows in respect of any such account been funded on or prior to the last day of the calendar month ending prior to the Closing Date. For the avoidance of doubt, any account described in this Section 1.7(b) that would have been a Met-Sourced Account had it been in existence as of the Base Date shall be subject to the terms and conditions of Section 1.8, whether or not such account is set forth on the Hold Harmless Schedule as of the Closing, and Sellers shall confirm in writing the status of such account as a Met-Sourced Account on Buyers’ written request.

(c) In the event of a Quorum Failure with respect to a Mutual Fund, if (i) the Mutual Fund Board of such Mutual Fund approves, in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Contract to be effective at the Closing in accordance with Section 5.8(a)(ii) and (ii) a new Investment Advisory Contract has been approved by the shareholders of such Mutual Fund in accordance with Section

5.8(a)(i) prior to the end of the True-Up Period, then such Mutual Fund shall be deemed to have given its Consent in accordance with Section 5.8(a) for all purposes under this Agreement and the applicable Price Adjustment Schedule shall be deemed to have been amended as of the last day of the month ending prior to the Closing to the extent necessary to reflect such Consent; provided that, for purposes of amending the applicable Price Adjustment Schedule and calculating the payment to be made under this Section 1.7(c), the Adjusted Assets Under Management for such Mutual Fund shall be equal to the Adjusted Assets Under Management for such Mutual Fund as of the end of the True-Up Period (where, for the avoidance of doubt, in calculating the Adjusted Assets Under Management for such Mutual Fund as of the end of the True-Up Period, the assets under management for such Mutual Fund shall be increased or decreased, as the case may be, to reflect net cash flows (additions or contributions, withdrawals or redemptions and reinvestments, new accounts and terminated accounts) from and after the Base Date and to the end of the True-Up Period, where all such additions and contributions shall be taken into account only to the extent actually funded on or prior to the end of the True-Up Period and all such withdrawals, redemptions or terminations taken into account as of the date on which such withdrawals, redemptions or terminations occur or, if earlier, the date on which the Company or any wholly-owned Company Subsidiary receives written notice communicating an intention to withdraw any assets from or terminate the applicable account (unless such notice has been revoked prior to the end of the True-Up Period). Buyer shall make a cash payment to Seller promptly following the end of the True-Up Period in respect of all Mutual Funds for which shareholder approval is obtained on or prior to such date in an amount equal to the incremental amount that would have been paid to Seller pursuant to Section 1.1(b) (taking into account the immediately preceding proviso) in respect of such Mutual Fund had such Mutual Fund actually given its Consent in accordance with Section 5.8(a)(iii). For the avoidance of doubt, any account described in this Section 1.7(c) that would have been a Met-Sourced Account had it been in existence as of the Base Date shall be subject to the terms and conditions of Section 1.8, whether or not such account is set forth on the Hold Harmless Schedule as of the Closing, and Sellers shall confirm in writing the status of such account as a Met-Sourced Account on Buyers’ written request.

(d) Seller Parent and Seller, on one hand, and Buyers, on the other hand, agree to, and agree to cause their respective Controlled Affiliates to, promptly inform the others of any Investment Advisory Contract or notices or other substantive communications sent to or received from a Client or other Person (and in the case of written notices or communications, to provide a copy thereof) pertaining to the funding, termination, withdrawal or other request relating to the subject matter of this Section 1.7.

Section 1.8 Seller Post-Closing Obligations Regarding Met-Sourced Accounts.

(a) Each of Seller Parent and Seller agree that in the event that any Client or any other Person (including in either case Seller or one of its Affiliates) shall (i) terminate any Met-Sourced Account as identified on the Hold Harmless Schedule as of the Closing or otherwise deemed to be a Met-Sourced Account as of the Closing or (ii) otherwise, in one or a series of transactions, withdraw, redeem, reduce or remove assets from any such Met-Sourced Account in an aggregate amount which, when taken together with all prior withdrawals, redemptions, reductions and removals, is equal to or greater than (x) in respect of the aggregate amount of additions or contributions, as the case may be, after the date hereof to any Met-Sourced Account existing on the date hereof or created hereafter of general account or other assets (including any such assets in the form of funding agreements, guaranteed investment contracts or fixed annuities) of the Seller Parent or any Affiliate under its Control (any such additions or contributions of assets, “Additional Assets”), ten percent (10%) of the aggregate amount of such Additional Assets, and (y) in respect of the aggregate amount of assets under management in any Met-Sourced Account other than any Additional Assets (such aggregate in respect of any Met-Sourced Account, “Existing Assets”), fifty percent (50%) (in the case of (x) and (y), measured as a percentage of the aggregate amount of such Additional Assets or Existing Assets, as applicable, under management or deemed to have been under management in such Met-Sourced Account as of the last day of the calendar month ending prior to the Closing Date) prior to the fifth (5th) anniversary of the Closing Date for any reason (any such termination or withdrawal, redemption, reduction or removal, a “Trigger Event”), Seller shall pay, and Seller Parent shall cause Seller to pay, to Buyer the applicable amount, if any, in respect of any such Trigger Event(s) pursuant to subsection (b) of this Section 1.8. For all purposes of this Section 1.8, the date on which a Trigger Event shall be deemed to have occurred shall be the date on which such Met-Sourced Account is terminated or the date on which such assets are actually withdrawn, redeemed, reduced or removed (or, in the case of any quarter ending after the fifth (5th) anniversary of the Closing Date, if earlier, the date on which Seller or one of its Affiliates or Buyer Parent or one of its Affiliates receives written notice from the Client or other Person of such Client’s or Person’s intention to terminate its account or withdraw, redeem, reduce or remove any assets from its account) in an amount that, when taken together with all prior withdrawals, redemptions, reductions and removals, is equal to or greater than ten percent (10%) of the Additional Assets or fifty percent (50%) of the Existing Assets, as applicable, as of the last day of the calendar month ending prior to the Closing Date. Seller Parent and Seller, on the one hand, and Buyers, on the other hand, agree, and agree to cause their respective Controlled Affiliates to, promptly provide the others with copies of any notices or other substantive communications sent to or received from a Client or other Person pertaining to any termination, withdrawal, redemption, reduction or removal or other request relating to the subject matter of this Section 1.8.

(b) No later than ten (10) Business Days following the occurrence of any Trigger Event, Seller shall pay, or Seller Parent shall cause Seller to pay, the amount, if any, payable to Buyer in respect of a Trigger Event pursuant to subsection (h) of this Section 1.8 equal to the product of (A) the total Closing Revenue Run-Rate in respect of the Additional Assets or the Existing Assets, as applicable, of the applicable Met-Sourced Account (as set forth, or deemed to have been set forth, on the Hold Harmless Schedule delivered as of the Closing), attributable to the applicable Met-Sourced Account described in subsection (a) above and (B) the applicable multiple set forth in the table below that corresponds to the applicable reason for such Trigger Event and date on which such Trigger Event occurs:

If the Trigger Event is the result of:	Then the applicable multiple is:
	If the Trigger Event occurs on or prior to the third (3rd) anniversary of the Closing Date:	If the Trigger Event occurs after the third (3rd) anniversary of the Closing Date but on or before the fourth (4th) anniversary of the Closing Date:	If the Trigger Event occurs after the fourth (4th) anniversary of the Closing Date but on or before the fifth (5th) anniversary of the Closing Date:

Change in Control, BlackRock Disqualifying Conduct, Unsatisfactory Performance or BlackRock Resignation	0	0	0

Client Directed Trigger Event	1.750	1.313	0.875

Any reason (including, for the avoidance of doubt, a fee decrease requested by Seller Parent or any Affiliate under its Control that is not agreed to by Buyers) other than a Change in Control, BlackRock Disqualifying Conduct, Unsatisfactory Performance, BlackRock Resignation or Client Directed Trigger Event	3.500	2.625	1.750

(c) Delivery of the Hold Harmless Schedule.

(i) Schedule 1.8(c) sets forth a complete and correct list, as of the Base Date, of the information set forth in Exhibit 1.8 hereto (such Schedule 1.8(c) and all of the information set forth therein, as prepared as of any specified date pursuant to the terms of this Agreement, the “Hold Harmless Schedule”).

(ii) At least five (5) Business Days prior to the scheduled Closing Date, Seller shall, at Seller’s expense, prepare, or cause to be prepared, in good faith and deliver to Buyers an estimated Hold Harmless Schedule prepared as of the last day of the calendar month ending prior to the Closing Date in accordance with the provisions of this Agreement (including the defined terms herein). Seller and the Company shall give, and shall cause their respective advisers to give, Buyers and their respective advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of such estimated Hold Harmless Schedule) as may be necessary to enable Buyers and their respective advisers to assess such Hold Harmless Schedule prior to the Closing.

(iii) As promptly as practicable, but no later than forty-five (45) days after the end of each quarter (or partial quarter in the case of any quarter ending after the fifth (5th) anniversary of the Closing Date) ending after the Closing Date and on or before the fifth (5th) anniversary of the Closing Date, Buyers will, at Buyer’s expense, prepare in good faith and deliver, or cause to be prepared and delivered, to Seller an updated Hold Harmless Schedule as of the last Business Day of each such quarter or partial quarter, as the case may be.

(d) Buyers or Seller, as the case may be, shall have sixty (60) days from the date on which any Hold Harmless Schedule is delivered to review such Hold Harmless Schedule (each a “Quarterly Review Period”). The reviewing party and its accountants, advisers and representatives shall be provided with reasonable access to the work papers of the other party and the Company and its Subsidiaries and their respective accountants, advisers and representatives relating to the preparation of the applicable Hold Harmless Schedule in connection with such review. If the reviewing party believes that the applicable Hold Harmless Schedule was not prepared in accordance with the provisions of this Agreement (including the defined terms herein), it may, on or prior to the last day of such Quarterly Review Period, deliver a notice to the non-reviewing party setting forth, in reasonable detail, each disputed item or amount and the basis for its disagreement therewith, together with supporting calculations (each a “Quarterly Dispute Notice”). Following delivery of any Quarterly Dispute Notice to any party, such party and its accountants, advisers and representatives shall be provided with reasonable access to the work papers and books and records of the disputing party (including, as applicable, any records of communications with clients of the disputing party or its Affiliates) and its accountants, advisers and representatives relating to any calculations in, or other information supporting or otherwise reasonably necessary to review, such Quarterly Dispute Notice. If no Quarterly Dispute Notice is received by Buyers or Seller, as the case may be, on or prior to the last day of the applicable Quarterly Review Period, the applicable Hold Harmless Schedule and any payment due to Buyer as set forth therein as prepared and calculated by Buyers shall be deemed accepted by Seller and Buyers and shall be final and binding on Seller and Buyers. If a Quarterly Dispute Notice is received by Buyers or Seller, as the case may be, on or prior to the last day of the applicable Quarterly Review Period, Seller and Buyers shall, during the thirty (30)-day period following the date of such notice (each a “Quarterly Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(e) If, at the conclusion of the applicable Quarterly Resolution Period, there are items or amounts remaining in dispute with respect to the applicable Hold Harmless Schedule as to which a valid Quarterly Dispute Notice has been delivered to Buyers or Seller, as the case may be, Buyers and Seller shall jointly retain such internationally-recognized independent accounting firm or such other qualified firm as Buyers and Seller may mutually agree (in each case, the “Quarterly Accountant”) to resolve any remaining items and amounts set forth in the applicable Quarterly Dispute Notice. The Quarterly Accountant shall conduct its review of such issues, any related work papers of the parties’ accountants and any supporting documentation, and hear such presentations by the parties, as the Quarterly Accountant deems necessary.

(f) Buyers and Seller shall use their respective reasonable best efforts to agree upon and retain the Quarterly Accountant as promptly as practicable following the end of the applicable Quarterly Resolution Period and to cooperate with one another and the Quarterly Accountant to resolve the issues set forth in the applicable Quarterly Dispute Notice no later than forty-five (45) days following the date of the Quarterly Accountant’s retention so that the Quarterly Accountant may deliver to Seller and Buyers a report (each a “Quarterly Adjustment Report”) setting forth the adjustments, if any, that should be made to the applicable Hold Harmless Schedule. The fees, expenses and costs of the Quarterly Accountant for the services described herein shall be allocated between Seller and Buyers in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Quarterly Accountant) bears to the total amount of the disputed items. Buyers, on the one hand, and Seller, on the other hand, shall each promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The applicable Quarterly Adjustment Report shall be final and binding upon Buyers and Seller and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(g) Effective upon (i) the end of the applicable Quarterly Review Period (if a timely Quarterly Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the applicable Quarterly Dispute Notice by agreement of the parties (if a timely Quarterly Dispute Notice is delivered) or (iii) the issuance of the applicable Quarterly Adjustment Report (each a “Quarterly Resolution Date”), the applicable Hold Harmless Schedule and the amount, if any, of the payment due to Buyer as set forth therein shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on Buyers, Seller Parent and Seller.

(h) Promptly and, in any event, no later than three (3) Business Days following each Quarterly Resolution Date, Seller shall pay to Buyer by Wire Transfer the amount, if any, of the aggregate amount payable to Seller pursuant to subsection (b) of this Section 1.8 as set forth in the applicable Hold Harmless Schedule as finally determined under this Section 1.8, plus interest thereon at LIBOR plus one percent (1%) per annum calculated from the Business Day following the required payment date under this subsection (h) through the actual payment date.

Section 1.9 Transfer Restrictions on BlackRock Shares.

(a) Notwithstanding any other provision of this Agreement, Buyer Parent and Seller hereby agree that, unless required by Applicable Law, in the opinion of outside counsel to Seller Parent or Seller reasonably acceptable to Buyers, Seller shall not Transfer all or any portion of the BlackRock Shares to any Person (other than a wholly-owned Subsidiary of Seller Parent that agrees in writing (such agreement to be reasonably satisfactory in form and substance to Buyer) to be bound by such transfer restrictions) for any reason until the third (3rd) anniversary of the Closing, provided that the following Transfers (“Permissible Transfers”) shall not be deemed to violate this Section 1.9: (i) any Transfer occurring solely as a result of a Buyer Parent Significant Event or Seller Parent Significant Event and (ii) any tender of BlackRock Shares in any tender offer or exchange offer described in the definition of Buyer Parent Significant Event. The certificates for the BlackRock Shares, or shares or other securities issued in substitution therefor, will include a legend stating as to the foregoing restriction. Such legend will also be placed on any certificate representing securities issued subsequent to the original issuance of the BlackRock Shares as a result of any stock dividend, stock split, or other recapitalization.

(b) Subject to Applicable Law, on the earlier of the third (3rd) anniversary of the Closing and the occurrence of an event pursuant to which Seller or Parent may make a Permissible Transfer, Buyer Parent shall remove, or cause the removal of, any legends on the BlackRock Shares regarding the restrictions set forth in Section 1.9(a). If, on or after the third anniversary of the Closing, Seller Parent or Seller shall not have the right to sell or offer to sell some or all of the BlackRock Shares under Rule 144 of the Securities Act without any restriction under the Securities Act on the number of BlackRock Shares that can be sold or offered to be sold, on the request of Seller Parent or Seller, Buyers shall take such actions as may be necessary to permit Seller Parent or Seller, within a reasonable time after such request, to sell or offer to sell under the Securities Act by registering on behalf of Seller Parent or Seller such sale or offer to sell under the Securities Act.

ARTICLE II

CONTINGENT PAYMENT; SUBSEQUENT PAYMENT

Section 2.1 Contingent Payment Statement.

(a) Delivery of the Contingent Payment Schedule.

(i) Schedule 2.1(a) sets forth a complete and correct list, as of the Base Date, of the information set forth in Exhibit 2.1 hereto (such Schedule 1.8(c) and all of the information set forth therein, as prepared as of any specified date pursuant to the terms of this Agreement, the “Contingent Payment Schedule”).

(ii) At least five (5) Business Days prior to the scheduled Closing Date, Seller shall, at Seller’s expense, prepare, or cause to be prepared, in good faith and deliver to Buyers an estimated Contingent Payment Schedule prepared as of the date on which the Closing Revenue Run-Rate was calculated in accordance with the provisions of this Agreement (including the defined terms herein). Seller and the Company shall give, and shall cause their respective advisers to give, Buyers and their respective advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of such estimated Contingent Payment Schedule) as may be necessary to enable Buyers and their respective advisers to assess such Contingent Payment Schedule prior to the Closing.

(iii) As promptly as practicable but no later than forty-five (45) days after the end of each quarterly anniversary of the date on which the Closing Revenue Run-Rate was calculated, Buyers will, at Buyer’s expense, prepare in good faith and deliver, or cause to be prepared and delivered, to Seller an updated Contingent Payment Schedule prepared as of the last Business Day of each such quarter (the last such Contingent Payment Schedule prepared as of the Measurement Date is referred to as the “Contingent Payment Statement”).

(b) Seller shall have sixty (60) days from the date on which the Contingent Payment Statement is delivered to assess such Contingent Payment Statement (the “CP Review Period”). Seller and its accountants, representatives and advisers shall be provided with reasonable access to the work papers of the Company and its Subsidiaries and their respective accountants, representatives and advisers relating to the preparation of the Contingent Payment Statement in connection with such review. If Seller believes that the Contingent Payment Statement was not prepared in accordance with this Agreement, Seller may, on or prior to the last day of the CP Review Period, deliver a notice to Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations (the “CP Dispute Notice”). Following delivery of a CP Dispute Notice to Buyers, Buyers and their accountants, representatives and advisers shall be provided with reasonable access to the work papers of Seller and its accountants, representatives and advisers relating to the preparation of the Contingent Payment Statement as set forth in such CP Dispute Notice. If no CP Dispute Notice is received by Buyers on or prior to the last day of the CP Review Period, the Contingent Payment Statement as prepared by Buyers shall be deemed accepted by Seller and shall be final and binding on Seller and Buyers. If a CP Dispute Notice is received by Buyers on or prior to the last day of the CP Review Period, Seller and Buyers shall, during the thirty (30)-day period following the date of such notice (the “CP Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If, at the conclusion of the CP Resolution Period, there are amounts remaining in dispute with respect to the Contingent Payment Statement as to which a valid CP Dispute Notice has been delivered to Buyers, Buyers and Seller shall jointly retain such internationally-recognized independent accounting firm or such other qualified firm as Buyers and Seller may mutually agree (the “CP Accountant”) to resolve any remaining issues set forth in the CP Dispute Notice. The CP Accountant shall conduct its review of such issues, any related work papers of the parties’ accountants and any supporting documentation and hear such presentations by the parties as the CP Accountant deems necessary.

(d) Buyers and Seller shall use their respective reasonable best efforts to agree upon and retain the CP Accountant as promptly as practicable following the end of the CP Resolution Period and to cooperate with one another and the CP Accountant to resolve the issues set forth in the CP Dispute Notice no later than forty-five (45) days following the date of the CP Accountant’s retention so that the CP Accountant may deliver to Seller and Buyers a report (the “CP Adjustment Report”) setting forth the adjustments, if any, that should be made to the Contingent Payment Statement. The fees, expenses and costs of the CP Accountant for the services described herein shall be allocated between Seller and Buyers in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the CP Accountant) bears to the total amount of the disputed items. Buyers, on the one hand, and Seller, on the other hand, shall each promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The CP Adjustment Report shall be final and binding upon Buyers and Seller, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(e) Effective upon (i) the end of the CP Review Period (if a timely CP Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the CP Dispute Notice by agreement of the parties (if a timely CP Dispute Notice is delivered) or (iii) the issuance of the CP Adjustment Report (the “CP Resolution Date”), the Contingent Payment Statement shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on Buyers, Seller Parent and Seller.

(f) Promptly and, in any event, no later than three (3) Business Days following the CP Resolution Date, Buyer shall pay to Seller by Wire Transfer the amount, if any, of the Contingent Payment as determined under Section 2.2 based upon the final and binding Contingent Payment Statement, plus interest thereon at LIBOR plus one percent (1%) per annum calculated from the Business Day following the required payment date under this subsection (f) through the actual payment date.

Section 2.2 Contingent Payment. The aggregate payment, if any (the “Contingent Payment”), to be made by Buyer to Seller pursuant to Section 2.1 shall be equal to the sum of the following amount(s):

(i) Directly-Sourced Accounts.

(A) if the Directly-Sourced Accounts Revenue Run-Rate is less than or equal to eighty percent (80%) of the Directly-Sourced Revenue Threshold, $0;

(B) if the Directly-Sourced Accounts Revenue Run-Rate is greater than eighty percent (80%) but less than or equal to ninety percent (90%) of the Directly-Sourced Revenue Threshold, an amount between $0 and $20,000,000 based on straight-line interpolation;

(C) if the Directly-Sourced Accounts Revenue Run-Rate is greater than ninety percent (90%) but less than or equal to one hundred ten percent (110%) of the Directly-Sourced Revenue Threshold, $20,000,000;

(D) if the Directly-Sourced Accounts Revenue Run-Rate is greater than one hundred ten percent (110%) but less than or equal to one hundred twenty percent (120%) of the Directly-Sourced Revenue Threshold, an amount between $20,000,000 and $30,000,000 based on straight-line interpolation; and

(E) if the Directly-Sourced Accounts Revenue Run-Rate is greater than one hundred twenty percent (120%) of the Directly-Sourced Revenue Threshold, $30,000,000; and

(ii) Met-Related Accounts.

(A) if the Met-Related Accounts Revenue Run-Rate is less than or equal to ninety five percent (95%) of the Met-Related Revenue Threshold, $0;

(B) if the Met-Related Accounts Revenue Run-Rate is greater than ninety five percent (95%) but less than or equal to one hundred five percent (105%) of the Met-Related Revenue Threshold, $30,000,000;

(C) if the Met-Related Accounts Revenue Run-Rate is greater than one hundred five percent (105%) but less than or equal to one hundred twenty (120%) of the Met-Related Revenue Threshold, an amount between $30,000,000 and $45,000,000 based on straight-line interpolation; and

(D) if the Met-Related Accounts Revenue Run-Rate is greater than one hundred twenty percent (120%) of the Met-Related Revenue Threshold, $45,000,000.

Section 2.3 Subsequent Payment. On or prior to ten (10) Business Days following the date or dates on which payment(s) (the “Subsequent Payment”) are made under Section 7 of Exhibit H to the agreement referred to in the letter of even date herewith, Buyers shall pay, or shall cause to be paid, to Seller an amount in cash equal to the product of (a) the aggregate amount of such Subsequent Payment and (b) thirty two and one half percent (32.5%).

Section 2.4 Additional Payment.

(a) Delivery of the Additional Payment Schedule.

(i) Schedule 2.4(a) sets forth a complete and correct list, as of the Base Date, of the information set forth in Exhibit 2.4 hereto for the Clients set forth in Exhibit 2.4 (such Schedule 2.4(a) and all of the information set forth therein, as prepared as of any specified date pursuant to the terms of this Agreement, the “Additional Payment Schedule,” and the Clients set forth in Exhibit 2.4, the “AP Clients”).

(ii) At least five (5) Business Days prior to the scheduled Closing Date, Seller shall, at Seller’s expense, prepare, or cause to be prepared, in good faith and deliver to Buyers an estimated Additional Payment Schedule prepared as of the date on which the Closing Revenue Run-Rate was calculated in accordance with the provisions of this Agreement (including the defined terms herein) and setting forth the aggregate Revenue Run-Rate for the AP Clients as set forth on the Additional Payment Schedule (such aggregate Revenue Run-Rate, the “AP Closing Revenue Run-Rate”). Seller and the Company shall give, and shall cause their respective advisers to give, Buyers and their respective advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of such estimated Additional Payment Schedule) as may be necessary to enable Buyers and their respective advisers to assess such Additional Payment Schedule prior to the Closing.

(iii) As promptly as practicable, but no later than forty-five (45) days after the end of each quarterly anniversary of the date on which the Closing Revenue Run-Rate was calculated, Buyers will, at Buyer’s expense, prepare in good faith and deliver, or cause to be prepared and delivered, to Seller an updated Additional Payment Schedule prepared as of the last Business Day of each such quarter and setting forth the aggregate Revenue Run-Rate for the AP Clients as of such date (the last such Additional Payment Schedule prepared as of the last calendar day of the month ending on or after the fifth (5th) anniversary of the Closing Date is referred to as the “Additional Payment Statement” and such aggregate Revenue Run-Rate for the AP Clients as of such date, the “Final AP Revenue Run-Rate”).

(b) Seller shall have sixty (60) days from the date on which the Additional Payment Statement is delivered to assess such Additional Payment Statement (the “AP Review Period”). Seller and its accountants, representatives and advisers shall be provided with reasonable access to the work papers of the Company and its Subsidiaries and their respective accountants, representatives and advisers relating to the preparation of the Additional Payment Statement in connection with such review. If Seller believes that the Additional Payment Statement was not prepared in accordance with this Agreement, Seller may, on or prior to the last day of the AP Review Period, deliver a notice to Buyers setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith, together with supporting calculations (the “AP Dispute Notice”). Following delivery of an AP Dispute Notice to Buyers, Buyers and their accountants, representatives and advisers shall be provided with reasonable access to the work papers of Seller and its accountants, representatives and advisers relating to the preparation of the Additional Payment Statement as set forth in such AP Dispute Notice. If no AP Dispute Notice is received by Buyers on or prior to the last day of the AP Review Period, the Additional Payment Statement as prepared by Buyers shall be deemed accepted by Seller and shall be final and binding on Seller and Buyers. If an AP Dispute Notice is received by Buyers on or prior to the last day of the AP Review Period, Seller and Buyers shall, during the thirty (30)-day period following the date of such notice (the “AP Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If, at the conclusion of the AP Resolution Period, there are amounts remaining in dispute with respect to the Additional Payment Statement as to which a valid AP Dispute Notice has been delivered to Buyers, Buyers and Seller shall jointly retain such internationally-recognized independent accounting firm or such other qualified firm as Buyers and Seller may mutually agree (the “AP Accountant”) to resolve any remaining issues set forth in the AP Dispute Notice. The AP Accountant shall conduct its review of such issues, any related work papers of the parties’ accountants and any supporting documentation and hear such presentations by the parties as the AP Accountant deems necessary.

(d) Buyers and Seller shall use their respective reasonable best efforts to agree upon and retain the AP Accountant as promptly as practicable following the end of the AP Resolution Period and to cooperate with one another and the AP Accountant to resolve the issues set forth in the AP Dispute Notice no later than forty-five (45) days following the date of the AP Accountant’s retention so that the AP Accountant may deliver to Seller and Buyers a report (the “AP Adjustment Report”) setting forth the adjustments, if any, that should be made to the Additional Payment Statement. The fees, expenses and costs of the AP Accountant for the services described herein shall be allocated between Seller and Buyers in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the AP Accountant) bears to the total amount of the disputed items. Buyers, on the one hand, and Seller, on the other hand, shall each promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The AP Adjustment Report shall be final and binding upon Buyers and Seller, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(e) Effective upon (i) the end of the AP Review Period (if a timely AP Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the AP Dispute Notice by agreement of the parties (if a timely AP Dispute Notice is delivered) or (iii) the issuance of the AP Adjustment Report (the “AP Resolution Date”), the Additional Payment Statement shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on Buyers, Seller Parent and Seller.

(f) Promptly and, in any event, no later than three (3) Business Days following the AP Resolution Date, Buyer shall pay to Seller by Wire Transfer the amount, if any, of the Additional Payment as determined under Section 2.4(g) based upon the final and binding Additional Payment Statement, plus interest thereon at LIBOR plus one percent (1%) per annum calculated from the Business Day following the required payment date under this subsection (f) through the actual payment date.

(g) The aggregate payment, if any, (the “Additional Payment”) to be made by Buyer to Seller pursuant to Section 2.4(f) shall be equal to an amount equal to the product of (i) $10,000,000 (ten million dollars) and (ii) a fraction, the numerator of which is equal to the Final AP Revenue Run-Rate, and the denominator of which is equal to the Closing AP Revenue Run-Rate, plus interest thereon at four and one quarter percent (4.25%) per annum calculated from the Closing Date through the actual payment date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND SELLER

Except as set forth in writing in a Schedule attached to this Agreement referencing the appropriate section of this Agreement or otherwise reasonably apparently pertaining to any section of this Agreement, the Company and Seller jointly and severally represent and warrant to Buyers as follows, as of the date hereof and as of the Closing Date (for purposes of the following representations and warranties, any representation or warranty made by the Company or Seller in respect of any Fund not sponsored by the Company or one of its Controlled Affiliates shall be deemed to be made to the knowledge of the Company or Seller):

Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. The Company is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a Company Material Adverse Effect. Schedule 3.1 contains a complete and correct list of each jurisdiction in which the Company is required to be qualified to do business. The Company has provided or made available to Buyers complete and correct copies of the Organizational Documents of the Company, and a list of each Organizational Document of the Company is set forth in Schedule 3.1. Each such Organizational Document is in full force and effect and there has been no material violation thereof.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company is 10,000,000 shares of Common Stock. As of July 31, 2004, 8,098,146 shares of Common Stock were issued and outstanding, and 376,591 shares of Common Stock were subject to Equity Rights. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.

(b) Except as set forth in Schedule 3.2(b), there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-

along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating the Company, any Controlled Affiliate, Seller Parent or Seller or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Common Stock or any securities or obligation convertible or exchangeable into or exercisable for any Common Stock, (ii) giving any Person a right to subscribe for or acquire any Common Stock or (iii) obligating the Company, any Controlled Affiliate or Seller or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Common Stock or the capital stock or equity of any Controlled Affiliate. None of the Company or any Controlled Affiliate or Seller Parent or any Affiliate under its Control has (x) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for Common Stock or capital stock or equity of any Controlled Affiliate or (y) Equity Rights that entitle or convey to any Person the right to vote with the shareholders of the Company or of a Controlled Affiliate on any matter. There are no voting trusts or other agreements or understandings outstanding with respect to the Common Stock.

Section 3.3 Subsidiaries and Controlled Affiliates.

(a) Schedule 3.3(a)(i) sets forth a correct and complete list of each Company Subsidiary, together with the type of entity and jurisdiction of organization of each such Company Subsidiary. Schedule 3.3(a)(ii) sets forth a correct and complete list of each Affiliate of the Company (other than a Company Subsidiary, a Fund or any Person holding an investment of any Fund or other Client) Controlled by the Company or any Company Subsidiary (collectively with the Company Subsidiaries, the “Controlled Affiliates”), together with the type of entity and jurisdiction of organization of each such Controlled Affiliate. Schedule 3.3(a)(iii) sets forth a correct and complete list of each equity investment or other investment of the Company or any Controlled Affiliate in any Person other than a Company Subsidiary or a Controlled Affiliate (each, a “Non-Affiliate Interest”). Except as set forth on Schedule 3.3(a)(iii), the Company owns, directly or indirectly, all of the issued and outstanding common stock or other equity interests in, and other securities of, each Controlled Affiliate, and owns its interests in each Controlled Affiliate and Non-Affiliate Interest, free and clear of any Liens.

(b) All of the issued and outstanding shares of common stock or other equity interests of each Controlled Affiliate have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. There are no outstanding Equity Rights (i) obligating the Company, any Controlled Affiliate or Seller or any of their respective Affiliates to issue, deliver, purchase or sell, or cause to be issued, delivered, purchased or sold, any common stock or other equity interests of any Controlled Affiliate or any securities or obligations of any Controlled Affiliate convertible or exchangeable into or exercisable for any common stock or other equity interests of any Controlled Affiliate, (ii) giving any Person a right to subscribe for or acquire any such common stock or other equity interests of any Controlled Affiliate or (iii) obligating the Company, any Controlled Affiliate or Seller or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no agreements, arrangements or commitments to sell or transfer any (x) common stock or other equity interests in any Controlled Affiliate or (y) Non-Affiliate Interests.

(c) Each Controlled Affiliate is duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or formation. Each Controlled Affiliate has the requisite corporate or other legal power and authority to carry on its business as currently conducted and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Controlled Affiliate is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a Company Material Adverse Effect. Schedule 3.3(c) contains a complete and correct list of each of the jurisdictions in which the Controlled Affiliates are required to be qualified to do business. The Company has provided to Buyers complete and correct copies of the Organizational Documents of each Controlled Affiliate. Each of such Organizational Documents is in full force and effect and there has been no material violation thereof.

Section 3.4 Title to Common Stock. Seller and each of the Persons set forth in Schedule 3.4 are the sole record and beneficial owner of all of the issued and outstanding Common Stock, free and clear of any Lien, except for any Liens created by this Agreement or arising under the Securities Act or state “blue sky” laws. At the Closing, Seller will transfer and deliver to Buyer good and valid title to the Purchased Shares, free and clear of any Liens other than Liens created by this Agreement.

Section 3.5 Authority; Validity of Agreements. Each of Seller Parent, Seller and the Company has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller Parent, Seller and the Company of each of this Agreement and the Ancillary Agreements has been, and the consummation by Seller Parent, Seller and the Company of the Transactions has been, duly and validly authorized and approved by all necessary corporate action of Seller Parent, Seller and the Company, including any necessary approval or consent of its or their stockholders or other equity owners. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by Seller Parent, Seller and the Company, and (assuming due authorization, execution and delivery by Buyers and any other party (other than Seller Parent, Seller or the Company) hereto and thereto) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of Seller Parent, Seller and the Company enforceable against each in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.6 Consents and Approvals. Except (a) as set forth in Schedule 3.6 (which schedule shall include all Consents required by Clients in connection with the Transactions), (b) the Consent of the Board of Governors of the Federal Reserve System relating to the acquisition of the real estate business of the Company and its Controlled Affiliates, (c) for filings under the HSR Act and (d) for Consents or Permits the failure of which to obtain would not reasonably be expected to prevent, impair or delay the consummation of the Transactions or have an adverse impact on the Business, none of the Company, any Controlled Affiliate, Seller Parent, Seller or any Fund is required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by Seller Parent, Seller and the Company of this Agreement and each Ancillary Agreement or the performance of this Agreement and each Ancillary Agreement by the Company, Seller Parent or Seller.

Section 3.7 No Conflicts. Except as set forth in Schedule 3.7 and assuming that any Consent referred to in Section 3.6 and Schedule 3.6 is properly submitted and duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and Seller Parent and Seller will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of the Company, any Controlled Affiliate or any Fund pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of

the Company, any Controlled Affiliate, any Fund or Seller Parent or Seller or (c) any Contract, Plan or other instrument binding upon the Company, a Controlled Affiliate, a Fund or Seller Parent or Seller, or to which the property of the Company, a Controlled Affiliate, a Fund or Seller Parent or Seller or any portion of the Business is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.8 Financial Statements.

(a) The Company has previously provided to Buyers complete and correct copies of the Financial Statements. Each balance sheet included in the Financial Statements fairly presents, in all material respects, the financial position of the Company and the Company Subsidiaries as of the date thereof, and the other financial statements included in the Financial Statements fairly present, in all material respects, the results of the operations and cash flows of the Company and the Company Subsidiaries for the periods therein set forth subject to, in the case of the unaudited Financial Statements, recurring audit adjustments normal in nature and amount. The Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein, and, in the case of such unaudited Financial Statements, for the absence of footnotes, recurring year-end audit adjustments normal in nature and amount and, in the case of the Combined Balance Sheet, as set forth in Exhibit 3.8(a)(ii)). The Combined Balance Sheet has been prepared in accordance with the accounting principles and policies set forth in Exhibit 3.8(a)(ii).

(b) The books and records of the Company and Controlled Affiliates have been maintained in accordance with GAAP and, in all material respects, all Applicable Laws. Except as set forth in the Financial Statements, there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and neither the latest consolidated audited balance sheet of SSR&M or SSRA nor the Combined Balance Sheet contained in the Financial Statements (the “Balance Sheets”) reflects any write-up or revaluation increasing the book value of any assets.

(c) The Company and Controlled Affiliates maintain in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and Controlled Affiliates, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and Controlled Affiliates are being made only in accordance with authorizations of management and directors of the Company and Controlled Affiliates and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and Controlled Affiliates that could have a material effect on the financial statements.

(d) Schedule 3.8(d) sets forth a description of all “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or any Controlled Affiliate.

Section 3.9 Absence of Undisclosed Liabilities. Neither the Company nor any Controlled Affiliate is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), except (a) as and to the extent disclosed or reserved against on the face of (but not in footnotes to) any Balance Sheet, (b) claims, obligations and liabilities that are contractual in nature and that (i) are consistent in nature, type and amount with any such claims, obligations and liabilities regularly incurred in the ordinary course of business consistent with past practice of the Company or such Controlled Affiliate, (ii) individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect and (iii) are not prohibited by this Agreement or any Ancillary Agreement or (c) as set forth in Schedule 3.9.

Section 3.10 Absence of Certain Changes. Between the date of the Balance Sheets and the date hereof, other than (i) as set forth in Schedule 3.10 or (ii) as expressly contemplated by this Agreement, (x) the Company, each Controlled Affiliate and each Fund has conducted its business in the ordinary course consistent with past practices of the Company, such Controlled Affiliate or such Fund, (y) there has not occurred any Company Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that, individually or in the aggregate, would reasonably be expected to have or result in a Company Material Adverse Effect, and (z) neither the Company, any Controlled Affiliate nor, other than in the ordinary course of business with respect to any Mutual Fund, any Fund has:

(a) other than as permitted under the governing document of any Private Fund, purchased or redeemed or otherwise acquired any Common Stock or other equity interests of any of them;

(b) other than as permitted under the governing document of any Private Fund, made any distribution or declared, paid or set aside any dividend with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company, any Controlled Affiliate or any Fund, or made any other changes in the capital structure of the Company, any Controlled Affiliate or any Fund;

(c) other than as permitted under the governing document of any Private Fund, authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in, the Company, any Controlled Affiliate or any Fund or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, the Company, any Controlled Affiliate or any Fund or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, the Company, any Controlled Affiliate;

(d) other than in the case of any mortgage or similar Indebtedness secured by specific real property that is owned by or on behalf of a Client, incurred, assumed or guaranteed (including by way of any agreement to “keep well” or any similar arrangement) any Indebtedness or amended the material terms relating to any Indebtedness except for any such incurrence, assumption or guarantee of Indebtedness or such amendments involving an aggregate amount not exceeding $500,000;

(e) changed any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law to be implemented during such period, or made any significant changes in any of its Internal Controls or in other factors that could significantly adversely affect any of its Internal Controls;

(f) (i) terminated the employment of any officer or investment professional employed by the Company or any Controlled Affiliate other than for willful misconduct or malfeasance; (ii) except as required by Applicable Law, made or agreed to make any increase in wages, salary or other guaranteed compensation of any officer or investment professional; (iii) except as required by Applicable Law and except for routine wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the Company or any Controlled Affiliate, made or agreed to make any increase in wages, salaries, or other guaranteed compensation of any employee of the Company or any Controlled Affiliate who is not an officer or investment professional; (iv) granted or agreed to grant any awards under any Plan (including any Equity Rights to acquire any Common Stock or other equity interests of the Company or any Controlled Affiliate)

other than in the ordinary course of business consistent in nature and amount with past practice or as reflected in Schedules 3.21(a), 3.21(b) or 3.4; or (v) accelerated the time of vesting or payment under any Plan (including any Equity Rights to acquire Common Stock or other equity interests of the Company or any Controlled Affiliate) other than as reflected in Schedule 3.21(a), Schedule 3.21(b) or in the Estimated Closing Balance Sheet or the Final Closing Balance Sheet;

(g) other than with respect to the purchase and sale of any real property by a Fund or other Person on behalf of a Client, acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(h) other than with respect to the purchase and sale of any real property by a Fund or other Person on behalf of a Client, made or incurred any financial commitment requiring payments in excess of $100,000 annually or $300,000 in the aggregate which is not terminable on less than ninety (90) days’ notice without payment of penalty;

(i) other than with respect to any mortgage or similar Indebtedness secured by specific property owned by or on behalf of a Client, canceled or waived any claims or rights of substantial value or any material Indebtedness;

(j) made any material tax election or settled and/or compromised any material tax liability; prepared any material Tax Returns in a manner that is inconsistent with the past practice of the Company, any Controlled Affiliate or any Fund with respect to the treatment of items on such Tax Returns; incurred any material liability for Taxes other than in the ordinary course of business consistent in nature and amount with past practice; or filed a material amended Tax Return or a material claim for refund of Taxes with respect to the income, operations or property of the Company, any Controlled Affiliate or any Fund;

(k) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; or

(l) entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Section 3.11 Assets. Except for the goods and services provided pursuant to the Services Agreements and any other Affiliate Arrangements set forth in Schedule 3.13(a), and assuming that any Consent listed on Schedule 3.6 is properly submitted and duly obtained and any applicable waiting periods have expired or terminated, each of the Company or a Controlled Affiliate owns and has (and immediately after giving effect to the Transactions will have) good, valid and marketable title to, or in the case of leased property has (and immediately after giving effect to the Transactions will have) good and valid leasehold interests in, or otherwise has (and immediately after giving effect to the Transactions will have) full or sufficient and legally enforceable rights to use all of the material properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, including all such assets (other than assets disposed of (x) in the ordinary course of business, (y) as permitted by this Agreement or (z) as described in a Schedule hereto) reflected in the Balance Sheets or acquired since the date thereof or reflected on the Estimated Closing Balance Sheet (the “Assets”), in each case free and clear of any Lien other than Permitted Liens. The Company or a Controlled Affiliate has maintained all tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear.

Section 3.12 Real Property; Managed Real Property.

(a) Except as set forth in Schedule 3.12, neither the Company nor any Controlled Affiliate owns any real property or any interest thereon. Schedule 3.12 identifies, as of the date hereof, all of the Leases to which the Company or any Controlled Affiliate is a party and the Leases have not been amended, supplemented or modified. Except as set forth in Schedule 3.12, the Leases constitute all real property leased, subleased, licensed or otherwise used in the operation of the Business as presently conducted. True and correct copies of such Leases have been delivered or made available to Buyers. There exists no material default, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any of the Leases by the Company or any Controlled Affiliate or, to the knowledge of Seller or the Company, by any other party to any of the Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the Leases are the legal, valid and binding obligations of the Company or a Controlled Affiliate, as applicable, and, to the knowledge of the Company or the applicable controlled Affiliate, each other party to such Leases and (b) each of the Leases are enforceable against the Company or a Controlled Affiliate, as applicable, and, to the knowledge of the Company or the applicable Controlled Affiliate, each other party to such Lease. Neither the Company nor any Controlled Affiliate has received any written communication from the landlord or lessor under any of the Leases claiming that the Company or any Controlled Affiliate is in breach in any material respect of its obligations under any of the Leases. Except as set forth on Schedule 3.12, the Company and/or its Controlled Affiliate is in sole possession of the premises demised under the Leases and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the premises demised under any of the Leases. The Company’s leasehold interest in all buildings and all material fixtures, equipment and other real or tangible property and assets held under Leases by the Company or its Controlled Affiliates are held free and clear of all Liens other than Permitted Liens.

(b) The Company and its Controlled Affiliates, as applicable, have established policies and procedures in connection with the provision and performances of services by the Company and/or its Controlled Affiliates under Contracts relating to the provision of investment advisory real estate services, including, without limitation, acquisition, asset management, property management and disposition services that are reasonably designed to provide customary and prudent due diligence regarding the investment, acquisition and disposition of Managed Real Property.

Section 3.13 Material Contracts.

(a) Schedule 3.13(a) contains a correct and complete list of all Material Contracts (other than Affiliate Arrangements which are set forth on Schedule 3.15) in existence on the date hereof. The Company has made available or delivered to Buyers complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company, each Controlled Affiliate and each Fund, as applicable, and to the knowledge of the Company or Seller, each other party thereto in accordance with its terms except in the case of any Affiliate Arrangement to the extent such Affiliate Arrangement shall terminate at Closing pursuant to Section 3.15(a). The Company, each Controlled Affiliate and each Fund, as applicable, has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of the Company, any Controlled Affiliate or any Fund or, to the knowledge of the Company or Seller, any other party thereto under any Material Contract. Each Material Contract has been performed by the Company, each Controlled Affiliate and each Fund, as applicable, in accordance with its terms and Applicable Law in all material respects.

(c) Except as set forth in Schedule 3.13(a), which schedule shall reference the applicable clause of this subsection (c), none of the Company, any

Controlled Affiliate or any Fund has entered into and is bound by or subject to any of the following:

(i) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, liabilities or obligations of the Company, a Controlled Affiliate or a Fund or (B) other than, with respect to any Fund, any Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, the Company, a Controlled Affiliate or a Fund has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, liabilities or obligations of any Person;

(ii) other than, with respect to any Fund, any Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, any Contract under which the Company, a Controlled Affiliate or a Fund has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(iii) any Contract prohibiting or materially restricting the ability of the Company or the Controlled Affiliates to conduct their respective business, to engage in any business or operate in any geographical area or to compete with any Person;

(iv) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder;

(v) any Contract that provides for earn-outs or other similar contingent obligations;

(vi) any Contract which contains a (A) “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any member of the Company or any Controlled Affiliate or (B) a “most favored nation” or similar provision; or

(vii) any Contract requiring the Company or any Controlled Affiliate (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product (including, without limitation, any such Contract requiring additional or “follow-on” capital contributions to any Fund).

Section 3.14 Litigation. Schedule 3.14 contains a complete and correct list of all pending and served and, to the knowledge of the Company or Seller, pending and not served or threatened Litigation and material Client complaints against or by the Company, the Controlled Affiliates, the Funds, the Business, the Managed Real Property or any of their properties, assets or rights or that would reasonably be expected to prevent, impair or materially delay the consummation of the Transactions. Except for such information that is subject to the attorney-client privilege, Buyers have been provided access to all complaints, responses, reports, opinions of counsel and other substantive written information in Seller’s, the Company’s or Controlled Affiliates’ possession pertaining to such Proceedings and Client complaints. Except as set forth on Schedule 3.14, there is no Proceeding pending and served or, to the knowledge of the Company or Seller, pending and not served or threatened against or affecting the Company, the Controlled Affiliates, the Funds, the Business, the Managed Real Property or any of their properties, assets or rights.

Section 3.15 Affiliate Arrangements.

(a) Except as set forth in Schedule 3.21(a) and Schedule 3.15, there are not, and have not been since December 31, 2003, any Contracts (i) between the Company, a Controlled Affiliate or a Fund, on the one hand, and Seller or any of its Affiliates (other than the Company or any Controlled Affiliate), on the other hand or (ii) between the Company, a Controlled Affiliate or a Fund, on the one hand, and a former Controlled Affiliate, on the other hand (any such Contract, an “Affiliate Arrangement”). Except as set forth in Exhibit 3.15, each of the Affiliate Arrangements shall terminate and be of no further force or effect at the Closing.

(b) No Controlled Affiliate nor, to the knowledge of the Company or Seller, any director, officer or employee of the Company or any Controlled Affiliate (i) owns, directly or indirectly, any economic or ownership interest in (x) other than in the case of any Controlled Affiliate, any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, (y) other than in the case of any director, officer or employee of the Company or any Controlled Affiliate, any Client or (z) any supplier, lessor, lessee or competitor of the Company or any Controlled Affiliate, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of the Company or any Controlled Affiliate or (iii) since July 30, 2002, has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company, any Controlled Affiliate or any Fund. Neither the Company or any Controlled Affiliate or to the knowledge of the Company or Seller, any director, officer or employee thereof, owns, directly or indirectly, any financial interest in any Person that is a Client. Ownership of a class of securities of a Person that is publicly-traded shall not be deemed to be a financial interest for purposes of this Section 3.15(b).

(c) Neither the Company nor any Controlled Affiliate has any loan outstanding, and since July 30, 2002 has not extended or maintained credit, or arranged for the extension of credit, to any director, officer or employee of any of them.

Section 3.16 Compliance with Law; Government Regulation; Etc.

(a) The Company, each Controlled Affiliate and each Fund is, and has been at all times during the prior three (3) years, in compliance in all material respects with all Applicable Laws. Neither the Company, any Controlled Affiliate nor any Fund has received any written, or, to the knowledge of the Company or Seller, oral notice asserting any violation by the Company, any Controlled Affiliate or any Fund of any Applicable Law, nor, to the knowledge of the Company or any Controlled Affiliate is there a reasonable basis for such assertion.

(b) The Company, each Controlled Affiliate and each Fund hold all licenses, registrations, franchises, permits, orders, approvals and authorizations (collectively, “Permits”) that are required in order to permit the Company, each Controlled Affiliate and each Fund to own or lease its properties and assets and to conduct the Business under and pursuant to all Applicable Laws. Schedule 3.16 sets forth a complete and correct list of all such Permits. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of the Company or Seller, no such suspension, cancellation, modification or revocation or Proceeding is threatened or is reasonably likely. Except as set forth in Schedule 3.6 or Schedule 3.7 or as otherwise provided in Section 3.6 or 3.7, each such Permit can be renewed or transferred in the ordinary course of business by the Company or the applicable Controlled Affiliate or Fund. Each employee of the Company, Controlled Affiliate or any Fund who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Authority is duly registered as such and such registration is in full force and effect.

(c) Each Controlled Affiliate identified in Schedule 3.16(c) is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each such Controlled Affiliate that is required to be is, and at all times required by Applicable Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification. A correct and complete list of each such current registration, license or qualification is set forth in Schedule 3.16(c). Neither the Company nor any Controlled Affiliate not identified in Schedule 3.16(c) (i) is or has been an “investment adviser” within the meaning of the Advisers Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified. Each Controlled Affiliate identified in Schedule 3.16(c) is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act (assuming for purposes of this representation that compliance with such Rule was required on or prior to the date hereof).

(d) Each Controlled Affiliate identified in Scheduled 3.16(d) is, and at all times required by the Exchange Act during its existence has been, duly registered as a broker-dealer under the Exchange Act. Each such Controlled Affiliate that is required to be is, and at all times required by Applicable Law (other than the Exchange Act) has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification. A correct and complete list of each such current registration, license or qualification is set forth in Schedule 3.16(d). Neither the Company nor any Controlled Affiliate not identified in Schedule 3.16(d) (i) is or has been a “broker-dealer” within the meaning of the Exchange Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(e) Except as set forth in Schedule 3.16(e), neither the Company nor any Controlled Affiliate is or has been (i) a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any Applicable Law, (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any Applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. Except as set forth in Schedule 3.16(e), neither the Company nor any Controlled Affiliate has received notice of nor is aware of any basis for any Proceeding concerning any failure to obtain any broker-dealer, commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(f) Neither the Company, any Controlled Affiliate nor any “affiliated person” (as defined in the Investment Company Act) of either of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a Registered Investment Company, nor is there any Proceeding pending and served or, to the knowledge of the Company or Seller, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of Company, any Controlled Affiliate or any “affiliated person” to serve in any such capacities. Neither the Company, any Controlled Affiliate nor any “affiliated person” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending and served or, to the knowledge of the Company or Seller, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of the Company, any Controlled Affiliate or any “affiliated person” to serve in any such capacities. Neither the Company, nor any Controlled Affiliate nor any of their associated persons are ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, nor is there any Proceeding pending and served or, to the knowledge of the Company or Seller, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of the Company, any Controlled Affiliate or any “affiliated person” to serve in any such capacities.

(g) No director, trustee, managing director, officer or employee of the Company, any Controlled Affiliate or any Fund is, or at any time during the past three (3) years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(h) The Company, each Controlled Affiliate and each Fund has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”) for the past three (3) years. The Filings complied in all material respects with the requirements of Applicable Law. The Filings did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Company has made available to Buyers complete and correct copies of (i) all Filings made within the past three (3) years, (ii) all audit or inspection reports received by the Company, any Controlled Affiliate or any Fund from any Governmental Authority and all written responses thereto made by the Company, any Controlled Affiliate or any Fund during the past three (3) years, (iii) all inspection reports provided to the Company, any Controlled Affiliate or any Fund by any Governmental Authority during the past three (3) years and (iv) all correspondence relating to any investigation provided to the Company, any Controlled Affiliate or any Fund by any Governmental Authority during the past three (3) years.

(i) Except for routine examinations conducted by any Governmental Authority in the regular course of the business of the Company, the Controlled Affiliates and the Funds, as applicable, (i) no Governmental Authority has initiated any Proceeding or, to the knowledge of the Company or Seller, no such Proceeding, investigation, examination, audit or review into the business or operations of the Company, any Controlled Affiliate or any Fund is ongoing, unresolved or threatened by any Governmental Authority and (ii) none of the Company, any Controlled Affiliate or any Fund or Seller or any of its Affiliates has received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of the Company, any Controlled Affiliate or any Fund, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(j) The Company, each Controlled Affiliate and each Fund has implemented one or more formal codes of ethics, insider trading polices, personal trading policies and other material policies as required by Applicable Law, a complete and correct copy of each of which has been made available to Buyers. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law. The policies of the Company, its Controlled Affiliates and the Funds as of the date hereof with respect to avoiding conflicts of interest are as set forth in the most recent Filings or policy manuals of the Company, its Controlled Affiliates and the Funds, as amended, which have been made available to Buyers. There have been no material violations of such code of ethics, insider trading polices, personal trading policies and other material policies.

(k) The Company, the Controlled Affiliates and the Funds have complied with all Applicable Laws regarding the privacy of Clients and other

Persons in all material respects and have established policies and procedures in this regard reasonably designed to ensure compliance with Applicable Law.

(l) The Company, the Controlled Affiliates and the Funds have a written anti-money laundering program and a written customer identification program in compliance with Applicable Law and have complied with the terms of such program in all material respects.

Section 3.17 Mutual Funds.

(a) Schedule 3.17(a) sets forth a correct and complete list of each Mutual Fund, noting which Mutual Funds are Sub-Advised Mutual Funds. Each Mutual Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act.

(b) Each Mutual Fund that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law (except where failure to do so is not material to its business).

(c) The Company and each Controlled Affiliate that acts as investment adviser or sub-adviser to a Mutual Fund has a written Investment Advisory Contract pursuant to which the Company or each such Controlled Affiliate serves as investment adviser or sub-adviser to such Mutual Fund or Sub-Advised Mutual Fund. Neither the Company, any Controlled Affiliate nor any “interested person” of either of them (as such term is defined in the Investment Company Act) receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any Mutual Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for such Mutual Fund or (ii) from the Mutual Funds or their respective security holders for other than bona fide investment advisory, sub-advisory, accounting, shareholder servicing, transfer agency or similar services.

(d) Each Mutual Fund currently is, and has been since its inception, operated in compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such Mutual Fund.

(e) The shares or units of each Mutual Fund (i) have been issued and sold in compliance with Applicable Law in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law and (iii) have been duly authorized and validly issued and are fully paid and non-assessable.

(f) All payments by the Mutual Funds relating to the distribution of their shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan and each 12b-1 Plan adopted by the Mutual Funds, and the operation of each such 12b-1 Plan currently complies in all material respects with Rule 12b-1 of the Investment Company Act and other Applicable Laws. No Mutual Fund has paid or is paying, directly or indirectly, any amount to any person for the purpose of financing the distribution of its shares, except in accordance with a 12b-1 Plan or has made or is making any other payments that violated or violate Applicable Law in any material respect.

(g) The Fund Financial Statements fairly present, in all material respects, the results of operations and changes in net assets of each such Fund for the respective periods indicated.

(h) The Company or one or more of its Controlled Affiliates has maintained the “market timing” policy set forth in Schedule 3.17(h) in force at all times since its adoption with respect to the purchase and sale of any open-end Mutual Fund shares. Such policy has been enforced consistently by the Company and its Controlled Affiliates and is consistent with the disclosure relating thereto contained in the applicable Mutual Fund prospectus or statement of additional information, and no arrangements involving the Company, its Affiliates or any of their respective directors, officers, employees, agents or representatives exist or have existed to permit any party (including any officer, employee, agent or representative) to trade shares of any open-end Mutual Fund in a manner that is inconsistent with such policy.

(i) No arrangements or accommodations exist or have existed involving the Company, its Affiliates or any of their directors, officers, employees, agents or representatives to permit any Person (including any officer, employee, agent or representative) to enter orders to purchase or redeem shares, or to cancel previously entered orders, of any open-end Mutual Fund after the time as of which the net asset value is determined for such Mutual Funds, where such orders are executed at the previously determined net asset value (i.e., “late trading”). No such arrangements exist or have existed at any firm with which the Company or one of its Controlled Affiliates is a party to a dealer agreement permitting any other party to enter such late orders to purchase or redeem shares of any open-end Mutual Fund through such other dealer firm.

(j) For all taxable years since its inception, each of the Mutual Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local law in any jurisdiction in which such Mutual Fund filed, or is required to file, a Tax Return. Each of the Mutual Funds has timely filed all material Tax Returns required to be filed by it with any Tax authority and has paid, or withheld and paid over, all Taxes which were shown to be due on such Tax Returns. The information contained in such Tax Returns is true, correct and complete in all material respects.

Section 3.18 Private Funds. Schedule 3.18 sets forth a correct and complete list of each Private Fund. Except with respect to such Private Funds and the Mutual Funds set forth in Schedule 3.17, neither the Company nor any Controlled Affiliate acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any other pooled investment vehicle. No Private Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act.

(a) Each Private Fund that is a juridical entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a Company Material Adverse Effect. All outstanding shares or units of each Private Fund have been issued and sold in compliance with Applicable Law in all material respects.

Section 3.19 Assets Under Management; Clients.

(a) Schedule 3.19(a) sets forth a complete and correct list, as of the Base Date, of the information set forth in Exhibit 3.19 hereto (such Schedule 3.19(a) and all of the information set forth therein, as prepared as of any specified date pursuant to the terms of this Agreement, the “Price Adjustment Schedule”).

(b) Since January 1, 2004, neither Seller, the Company nor any Controlled Affiliate has received written notice from any Client to, and, to the knowledge of the Company or Seller, no Client has stated orally its intention to, (i) terminate, or to place under review, any of its accounts, (ii) to initiate a search for a replacement distributor, fund manager or investment adviser, as the case may be, or (iii) other than in the case of a Client that is a Mutual Fund, to withdraw more than ten percent (10%) of the assets under management in any of its accounts.

(c) Each Client to which the Company or any Controlled Affiliate provides investment management, advisory or sub-advisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) have been managed by the Company or any Company Subsidiary such that the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA. Schedule 3.19(a) identifies each Client that is an ERISA Client with an appropriate footnote. SSR Realty Advisors and State Street Research Management Company each satisfy the requirements of Prohibited Transaction Class Exemption 84-14 for a “qualified professional asset manager” (as such term is used in Prohibited Transaction Class Exemption 84-14).

(d) (i) All performance information provided, presented or made available by the Company or its Controlled Affiliates to any Client or potential Client has complied in all material respects with AIMR Performance Presentation Standards (“AIMR-PPS”) and Applicable Law; (ii) the Company and each of its Controlled Affiliates, as applicable, maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by AIMR-PPS and Applicable Law; (iii) any investment performance earned by any Person at a firm other than the Company or one of its Controlled Affiliates and presented by the Company or one of its Controlled Affiliates as its investment performance has complied in all material respects with AIMR-PPS investment performance portability requirements, including the Investment Performance Council Guidance Statement on Performance Record Portability and Applicable Law; and (iv) with respect to any investment performance earned by any Person at any other firm and presented by the Company or one of its Controlled Affiliates as its investment performance, the Company or one of its Controlled Affiliates maintains all documentation necessary to form the basis for and demonstrate or recreate the calculation of such performance as required by AIMR-PPS investment performance portability requirements and Applicable Law.

(e) Each Client account has been operated in all material respects in compliance with the terms of the relevant Investment Advisory Contract and, in the case of any Fund, its prospectus, statement of additional information or other offering documents and Applicable Law.

(f) The Company and its Controlled Affiliates, as applicable, have adopted and implemented procedures for the allocation of securities purchased for its Clients (other than Funds), on the one hand, and Funds, on the other hand, that comply in all material respects with Applicable Laws, including procedures relating to the allocation between Mutual Funds and Private Funds in which the Company or any Affiliate has an interest.

Section 3.20 Taxes.

(a) Each of the Company and its Controlled Affiliates has (i) duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate Governmental Authority all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid (or there has been timely paid on its behalf) all material Taxes due or claimed to be due from or in respect of it by any Governmental Authority.

(b) There are no material Liens for Taxes upon the assets or properties of the Company or any Controlled Affiliate except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any Controlled Affiliate. None of the Company or any Controlled Affiliate has requested an extension of time within which to file any Tax Return in respect of any taxable period which Tax Return has not since been filed.

(c) No jurisdiction in which the Company or any Controlled Affiliate does not file a Tax Return has made a claim that the Company or any Controlled Affiliate is required to file a Tax Return for such jurisdiction. No material federal, state, local or foreign audits or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or with respect to the Company or any Controlled Affiliate, and no written notification has been received that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Controlled Affiliate or any Tax Return filed by or with respect to the Company or any Controlled Affiliate. No material deficiency for any Tax has been assessed with respect to the Company or any Controlled Affiliate which has not been paid in full. No power of attorney which is currently in force has been granted by or with respect to the Company or any Controlled Affiliate with respect to any matter relating to Taxes. None of the Company or any Controlled Affiliate has changed any method of tax accounting, received a ruling from any taxing authority or signed an agreement with any taxing authority which could affect Buyers or any of their Affiliates (including the Company or any Controlled Affiliate after the Closing) after the Closing. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Controlled Affiliate that could affect the Company or any Controlled Affiliate after the Closing.

(d) None of the Company or any Controlled Affiliate is a party to, bound by, or has any obligation under, any tax allocation or sharing agreement or arrangement.

(e) Any Taxes of the Company or any Company Subsidiary that accrued through, but were not due and payable as of, the date of the Balance Sheets, were properly accrued on either Balance Sheet to the extent required by GAAP. Since the date of the Balance Sheets, none of the Company or any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

(f) Except for the group of which Seller Parent is the common parent, none of the Company or any Company Subsidiary is or has, since December 31, 1999, been a member of a federal, state, or local consolidated, combined, unitary or similar group.

(g) Each Controlled Affiliate that is a partnership or limited liability company has been treated as a partnership or disregarded entity for United States federal income tax purposes since its formation.

(h) The federal income Tax Returns of the Company and each Controlled Affiliate for all tax years through December 31, 1999 (i) have been examined and the tax years closed by the Internal Revenue Service, and no adjustments to such Tax Returns were made, or (ii) the statute of limitations with respect to all such Tax Returns has expired.

(i) Seller Parent is eligible to join with Buyer in making the election provided for by Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder with respect to the Company and each Company Subsidiary.

Section 3.21 Benefit Plans; Employees.

(a) Schedule 3.21(a) contains a true and complete list of each material bonus, deferred compensation, material incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement (collectively, “Employee Benefit Plans”), sponsored, maintained or contributed to or required to be contributed to by Seller Parent or any Controlled Affiliate for the benefit of any Company Employee or Former Company Employee with respect to services to the Company or any of the Company Subsidiaries (the “Plans”). Schedule 3.21(a) identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). Seller has delivered true and complete copies of all of the Retention Agreements entered into with any employee of the Business.

(b) With respect to each of the Plans, the Company has heretofore delivered or made available to Buyers true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing; (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three (3) Plan years ending prior to the date of this Agreement for which such a report was filed; (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three (3) Plan years ending prior to the date of this Agreement; (iv) a copy of the most recent summary plan description, together with all summaries of material modifications issued with respect to such summary plan description, if required under ERISA, with respect to each ERISA Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (vi) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in the foregoing documents, neither the Company nor any Company Subsidiary has amended, or made a binding commitment to amend, any Plan in any material respect.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk that the Company or any Company Subsidiary will incur any such liability (whether directly or by virtue of joint and several liability for obligations of any trade or business, whether or not incorporated, that together with the Company or any Controlled Affiliate would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA), other than liability for premiums due to the Pension Benefit Guaranty

Corporation, which payments have been or will be made when due. No Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA.

(d) Each of the Plans has been operated and administered in all material respects in accordance with Applicable Law, including ERISA and the Code; provided that the foregoing representation shall not be deemed to be breached or as a result of any failure to comply with Applicable Law as a result of the termination of the Savings Plans pursuant to Exhibit 5.16(g), including without limitation any such failure that could have been cured absent such termination.

(e) To the knowledge of Seller and the Company, each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; provided that the foregoing representation shall not be deemed to be breached as a result of any loss of such qualification or exemption solely as a result of the termination of the Savings Plans pursuant to Exhibit 5.16(g), including without limitation any such loss that could have been avoided absent such termination.

(f) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of a “change of control” occurring as a result of the Transactions.

(g) Neither the Company nor any Company Subsidiary has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any Company Employees or Former Company Employees after retirement or other termination of service (other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) as part of severance benefits pursuant to a Plan, and (iv) benefits, the full direct cost of which is borne by the Company Employee or Former Company Employee (or beneficiary thereof)).

(h) The consummation of the Transactions will not, either alone or in combination with any other event, accelerate the time of payment or vesting of, or increase the amount of, or otherwise enhance, any payment or benefit due to any such Company Employee or Former Company Employee under any Plan, except as expressly contemplated hereby.

(i) There are no pending and served or, to the knowledge of the Company or Seller, pending and not served or threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

Section 3.22 Intellectual Property; Information Technology.

(a) Schedule 3.22(a) sets forth a complete and correct list of all Intellectual Property and indicates whether such Intellectual Property is owned by the Company, any Controlled Affiliate or any Fund or licensed to the Company, any Controlled Affiliate or any Fund by a third Person. All of the Intellectual Property owned by the Company, any Controlled Affiliate or any Fund is owned free and clear of any Liens other than Permitted Liens. The Company, the Controlled Affiliates and the Funds have the legal right to use the Intellectual Property in connection with the Business. Except as set forth in Schedule 3.22(a), the consummation of the Transactions will not conflict with, result in a termination of, contravene or constitute a default under, or give to any other Person any right of termination or cancellation with respect to, any Intellectual Property.

(b) The Business has not at any time during the past three (3) years and does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property in any material respect. None of the rights of the Company, any Controlled Affiliate or any Fund in any Intellectual Property is being materially infringed by any Person other than the Company, any Controlled Affiliate or any Fund. No Intellectual Property owned by the Company, any Controlled Affiliate or any Fund is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any of them with respect to the Business or restricting the licensing thereof by such any of them to any Person. The Intellectual Property owned by the Company, any Controlled Affiliate or any Fund has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure protection under any Applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(c) The Company, the Controlled Affiliates and the Funds have all Information Technology necessary to carry on the conduct of the Business. All Information Technology used in the Business performs the functions necessary to carry on the conduct of the Business.

Section 3.23 Insurance. The Company or one or more of the Controlled Affiliates and the Funds maintain, or have maintained by Seller Parent or Seller on their behalf, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as set forth in Schedule 3.23. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received by Seller Parent, Seller or the Company with respect to any such policy. The Company, the Controlled Affiliates and the Funds, as applicable, have complied in all material respects with the terms and provisions of such policies and bonds. To the knowledge of the Company or Seller, there is no material claim by the Company, any Controlled Affiliate or any Fund pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. The fidelity insurance, the directors and officers liability insurance, and errors and omissions policies and all other insurance coverage of the Company, the Controlled Affiliates and the Funds has been maintained in accordance with Applicable Law in all material respects.

Section 3.24 Compliance with Environmental Law. The Company and each Controlled Affiliate has complied within the past three (3) years and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Company or the Controlled Affiliates (including any real property now or previously owned or operated by the Company or any Controlled Affiliate) and the use and ownership thereof, any Managed Real Property and the operation of the Business. No violation by the Company or any Controlled Affiliate is being or has been alleged in writing, or to the knowledge of the Company or Seller, orally of any applicable Environmental Law relating to any of the properties and assets of the Company or any Controlled Affiliate (including any real property now or previously owned or operated by the Company or any Controlled Affiliate) or the use or ownership thereof, any Managed Real Property or the operation of the Business. There are no Proceedings pending and served, or to the knowledge of the Company or Seller, pending and not served or threatened against the Company or any Controlled Affiliate or any Managed Real Property under any Environmental Law. There are no facts, circumstances or conditions relating to the past or present business or operations of the Company or the Controlled Affiliates or any Managed Real Property (including the disposal of any wastes, hazardous substances or other materials), and no environmental conditions at any facilities or properties of the Company or the Controlled Affiliates (including any previously owned or operated properties) or at any Managed Real Property that, individually or in the aggregate, would reasonably be expected to give rise to any Proceeding or to any material liability, under any Environmental Law.

Section 3.25 Minute Books and Other Records. The minute books of the Company, the Controlled Affiliates and the Funds relating to meetings occurring within the past three (3) years have been made available to Buyers and its representatives and contain accurate and complete records of all such meetings. Neither the Company, any Controlled Affiliate nor any Fund has taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders, board of directors or any committee thereof.

Section 3.26 Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments, whether entered into for the Company’s or any Controlled Affiliate’s own account (all of which are listed in Schedule 3.26), or for the account of one or more of the Clients, were entered into (i) in accordance with Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients, (ii) in accordance in all material respects with all Applicable Laws and (iii) to the knowledge of the Company or Seller, with counter-parties that were financially responsible at the time. Each of such agreements or arrangements constitutes the valid and legally binding obligation of the Company and the Controlled Affiliates, enforceable in accordance with its terms, and are in full force and effect. None of the Company, the Controlled Affiliates or, to the knowledge of the Company or Seller, any other party thereto is in material breach of any of its obligations under any such agreement or arrangement.

Section 3.27 Brokers and Finders. Other than Merrill Lynch & Co., Inc., the fees and expenses of which will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company, any Controlled Affiliate or Seller in connection with this Agreement or the Ancillary Agreements or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYERS

Except as set forth in writing in a Schedule attached to this Agreement referencing the appropriate section of this Agreement or otherwise reasonably apparently pertaining to any section of this Agreement, Buyers jointly and severally represent and warrant to Seller as follows, as of the date hereof and as of the Closing Date:

Section 4.1 Organization. Each of Buyer Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Parent has the requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Buyer Parent is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a Buyer Material Adverse Effect.

Section 4.2 Authority; Validity of Agreements. Each of Buyer and Buyer Parent has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer and Buyer Parent of each of this Agreement and the Ancillary Agreements has been, and the consummation by Buyer and Buyer Parent of the Transactions has been, duly and validly authorized and approved by all necessary corporate action of Buyer and Buyer Parent, including any necessary approval or consent of its or their stockholders or other equity owners. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will be, duly and validly executed and delivered by Buyer and Buyer Parent, and (assuming due authorization, execution and delivery by Seller Parent, Seller and the Company and any other party (other than Seller Parent, Seller or the Company) hereto and thereto) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of Buyer and Buyer Parent enforceable against each in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.3 Consents and Approvals. Except (a) for the filing under the HSR Act, (b) the Consent of the Board of Governors of the Federal Reserve System relating to the acquisition of the real estate business of the Company and its Controlled Affiliates and (c) for Consents or Permits the failure of which to obtain would not reasonably be expected to prevent, impair or delay the consummation of the Transactions or have an adverse impact on the business of Buyer Parent, neither Buyer nor Buyer Parent is required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by Buyers of this Agreement and each Ancillary Agreement or the performance of this Agreement and each Ancillary Agreement by Buyers. Buyers have no reason to believe that the Consent referred to in Section 6.2(d) will not be received in a timely manner.

Section 4.4 No Conflicts. Assuming that any Consent referred to in Section 4.3 and Schedule 4.3 is properly submitted and duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and Buyer Parent will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer or Buyer Parent pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of Buyer or Buyer Parent or (c) any Contract, Plan or other instrument binding upon Buyer or Buyer Parent, or to which the property of Buyer or Buyer Parent is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to materially impair or delay Buyers’ ability to promptly perform their obligations hereunder or under any Ancillary Agreements.

Section 4.5 Buyer Financing. Buyer Parent has and, at the time of the Closing, Buyer will have sufficient funds to enable it to pay the consideration required to be paid by Buyer pursuant to Articles I and II.

Section 4.6 No Other Broker. Other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Buyers, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyers or any of their Affiliates in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 4.7 Legal Proceedings. There is no Proceeding pending and served or, to the knowledge of Buyer Parent or Buyer, pending and not served or threatened, against Buyer Parent or Buyer that, individually or in the aggregate, would reasonably be expected to prevent, impair or materially delay the consummation of the Transactions or Buyer’s or Buyer Parent’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement. Except as disclosed in Buyer Parent SEC Documents, there is no Proceeding pending and served or, to the knowledge of the Buyers, pending and not served or threatened against or affecting Buyer Parent or its Subsidiaries or any of their properties, assets or rights that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets and properties of Buyer Parent and its Affiliates under its Control, taken together as a whole.

Section 4.8 Capitalization. As of July 31, 2004, the authorized number of shares of (a) Buyer Parent Stock was 250,000,000, of which 19,243,878 were issued and 18,604,515 were outstanding and (b) class B common stock, par value $0.01 per share, of Buyer Parent was 100,000,000, of which 46,073,214 were issued and 45,046,662 were outstanding. When the BlackRock Shares are issued to Seller pursuant to the terms of this Agreement, such shares will be duly authorized and validly issued, fully paid and non-assessable and free of any pre-emptive rights or Liens other than Liens created by this Agreement. Buyer Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Buyer.

Section 4.9 Buyer Parent Filings. During the past three (3) years, Buyer Parent has filed with the SEC all Form 10-Ks and Form 10-Qs required to be filed by it under the Exchange Act (such documents, as supplemented and amended since the time of filings, collectively, the “Buyer Parent SEC Documents”). The Buyer Parent SEC Documents, including any financial statements or schedules included therein, (a) complied in all material respects with the requirements of Applicable Law and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer Parent included in the Buyer Parent SEC Documents (i) were prepared in accordance with GAAP consistently applied during the periods involved (except as noted therein, and, in the case of such unaudited financial statements, for the absence of footnotes, recurring year-end audit adjustments normal in nature and amount) and (ii) fairly present, in all material respects, the financial condition, results of the operations and cash flows of Buyer Parent and the Subsidiaries of Buyer Parent for the periods therein set forth subject to, in the case of the unaudited financial statements, recurring audit adjustments normal in nature and amount.

Section 4.10 Title to BlackRock Shares. At the Closing, Buyer Parent will transfer and deliver to Seller good and valid title to the BlackRock Shares, free and clear of any Liens other than Liens created by this Agreement or arising under the Securities Act or state “blue sky” laws.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement and continuing through the Closing, except as (x) expressly contemplated by this Agreement, (y) set forth in Schedule 5.1 or (z) consented to in writing by Buyers (any request of such consent by Seller Parent, Seller or the Company to be considered in good faith and the grant or denial of such consent by Buyers not to be unreasonably delayed), the Company shall, and the Company and Seller shall cause each Controlled Affiliate to:

(a) use their respective commercially reasonable efforts to cause each Controlled Affiliate and Fund (i) to carry on its businesses in the ordinary course in all material respects consistent with past practice, (ii) to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, landlords, suppliers and others with whom it does business so that they will be preserved after the Closing and (iii) not to take or fail to take any action that would cause any of the representations and warranties set forth in Article III (including Section 3.10) to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date; and

(b) without limiting the generality of the foregoing,

(i) not amend the Organizational Documents of the Company or any Controlled Affiliate;

(ii) other than any cash distributions or cash dividends to Seller Parent or Seller, not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any Controlled Affiliate, or make any other changes in the capital structure of the Company or any Controlled Affiliate;

(iii) except in connection with the exercise of Equity Rights under the 2002 Plan, not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in, the Company or any Controlled Affiliate or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any Controlled Affiliate or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company or any Controlled Affiliate;

(iv) other than SSR Income and Growth Property Fund, not form, organize or sponsor any Fund;

(v) not sell, transfer, assign, convey, lease, license mortgage, pledge or otherwise subject to any Lien any of its material properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent in nature and amount with past practices;

(vi) not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights;

(vii) not change any financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or applicable Law or required to be implemented during such period, and not make changes in any of its Internal Controls or in other factors that could adversely affect any of its Internal Controls;

(viii) (A) not terminate the employment of any officer or investment professional employed by the Company or any Controlled Affiliate other than for willful misconduct or malfeasance nor (B) except as required by Applicable Law or an existing Plan or Contract, (1) other than routine wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the Company or any Controlled Affiliate, make or agree to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such officer or investment professional or other person, (2) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business consistent in nature and amount with past practice, pay any bonus, (3) grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any Equity Rights to acquire any Common Stock or other equity interests of the Company, any Controlled Affiliate or any Fund), (4) establish, adopt, amend, modify or terminate any Plan or (5) not hire any individual who is currently (or after the date hereof becomes) employed by Seller Parent or any Affiliate under its Control (other than the Company and its Controlled Affiliates);

(ix) not acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(x) not enter into, amend in any material respect, breach, terminate or allow to lapse any (A) Material Contract (except to the extent that any Affiliate Arrangement is terminated at Closing pursuant to Section 3.15(a)), other than in the ordinary course of business consistent in nature and amount with past practice, or (B) Retention Agreement;

(xi) amend, breach, terminate or allow to lapse or become subject to default or termination under any Permit, other than amendments required by Applicable Law;

(xii) not enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(xiii) not make or incur any capital expenditure or other financial commitment requiring payments in excess of $100,000 annually or $300,000 in the aggregate;

(xiv) not make any material tax election that is inconsistent with the past practice of the Company or any Controlled Affiliate with respect to the treatment of items on such Tax Returns, not incur any material liability for Taxes other than in the ordinary course of business, and not file a material amended Tax Return or any material claim for refund of Taxes with respect to the income, operations or property of the Company or any Controlled Affiliate;

(xv) not take any action that (A) would prevent any Mutual Fund from qualifying as a “regulated investment company” under Section 851 of the Code or (B) would be inconsistent with each Mutual Fund’s prospectuses and other offering, advertising and marketing materials, as amended or supplemented;

(xvi) not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually or $300,000 in the aggregate;

(xvii) conduct its cash management customs and practices (including the collection of receivables and payment of payables) in the ordinary course of business consistent with past practice; and

(xviii) not enter into any Contract (whether or not binding) to take any action prohibited by or not in compliance with any provision of this Section 5.1 or otherwise commit or agree to take any such action.

Section 5.2 Information Prior to Closing.

(a) Subject to the provisions of Section 5.6 and the confidentiality obligations of Buyer Parent set forth in the Confidentiality Agreement, between the date hereof and the Closing Date, Seller and the Company shall, and the Company and Seller shall cause the Controlled Affiliates to, instruct their respective management personnel to reasonably cooperate with Buyers and their representatives during normal business hours and provide Buyers and their accountants, employees, attorneys and other representatives acting on behalf of Buyers with reasonable access during normal business hours to, and permit such Persons to review, their respective properties, books, Contracts, accounts and records (including all studies, Phase I assessments, analyses and test results, in the possession, custody or control of or otherwise known to the Company, the Controlled Affiliates or Seller or its Affiliates relating to the environmental conditions on, under or about any real property now or previously owned or operated by the Company or any Controlled Affiliate and any Managed Real Property), and shall provide such other information to Buyers and their representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller, the Company or any Controlled Affiliates.

(b) Between the date hereof and the Closing Date, the Company shall provide on a monthly basis promptly as they become available (i) copies of all regularly prepared monthly financial statements and reports of the Company and any Controlled Affiliates, and (ii) without duplication of the Price Adjustment Schedule required by Section 5.14, the Price Adjustment Schedule prepared as of the last Business Day of each month ending after the date hereof and prior to the Closing.

(c) Between the date hereof and the Closing Date, Seller and the Company shall, and the Company and Seller shall use their respective reasonable best efforts to cause the Controlled Affiliates to, cooperate with Buyers in their efforts to comply with the Laws affecting public companies in the United States, including the Sarbanes-Oxley Act, to the extent that such compliance involves the Company or any Controlled Affiliates. In furtherance (and not in limitation) of the foregoing, between the date of this Agreement and the Closing Date, the Company shall, and Company and Seller shall use their respective reasonable best efforts to cause the Controlled Affiliates to, permit representatives of Buyers acting on behalf of Buyers to meet with officers of the Company and its Controlled Affiliates responsible for the Financial Statements and the Internal Controls to discuss such matters as reasonably necessary for them to be able to satisfy applicable obligations under the Sarbanes-Oxley Act immediately following the Closing.

Section 5.3 Notification of Certain Matters.

(a) Between the date hereof and the Closing Date,

(i) the Company, Seller and Seller Parent shall give prompt notice to Buyers of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by the Company, Seller Parent or Seller in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a Company Material Adverse Effect; (B) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Transactions; or (C) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; and

(ii) Buyers shall give prompt notice to Seller of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by Buyers in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a Buyer Material Adverse Effect; (B) any notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to the Transactions; and (C) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions.

(b) Unless prohibited by Applicable Law, the Company and Seller shall make available to Buyers, promptly after the same become available, complete and correct copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to the Company, a Controlled Affiliate or a Fund by any Governmental Authority. The foregoing sentence shall not apply to Tax matters, which shall be governed exclusively by Article VIII.

Section 5.4 No Solicitation, Etc. During the period from the date hereof continuing through the Closing, the Company, Seller Parent and Seller shall not, and shall use their reasonable best efforts to cause their respective Affiliates and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of the

Company, Seller Parent, Seller or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyers (and their Affiliates and representatives), concerning any acquisition by such Person of any Equity Rights, capital stock or other securities of the Company or any Controlled Affiliate or any issuance of equity interests, capital stock or other securities of the Company or any Controlled Affiliate or any merger, asset sale, recapitalization or similar transaction involving the Company or the Controlled Affiliate. The Company and/or Seller will notify Buyers as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, the Company, Seller Parent, Seller or any Controlled Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

Section 5.5 Efforts of Parties to Close. During the period from the date of this Agreement continuing through the Closing, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions as promptly as practicable, including (a) the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions and (b) promptly as practicable making all registrations and filings with, and obtaining all necessary Consents from, all Governmental Authorities (including those in connection with the HSR Act) and taking all reasonable steps as may be necessary or advisable to obtain an approval or waiver from a Governmental Authority. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action or fail to take any action the failure of which to be taken would, or would reasonably be expected to (x) result in any conditions to the Closing set forth in Article VI not being satisfied, (y) result in a violation of any provision of this Agreement in any material respect, or (z) adversely affect or materially delay the receipt of any of the requisite regulatory approvals.

Section 5.6 Confidentiality and Announcements.

(a) Following the Closing, each of Seller Parent and Seller shall keep confidential, and use its commercially reasonable best efforts to cause its Affiliates under its Control (other than the Company and the Company Subsidiaries) and their officers, directors, employees and advisors to keep confidential, all non-public information in its possession relating to the Company, the Controlled Affiliates, the Funds, the Business and Buyers, except (i) as required by Applicable Law or administrative process, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.6(a) or (iii) for information that is or was received from a third party that, to the knowledge of the Seller Parent or Seller, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.

(b) None of the parties to this Agreement shall, nor shall any of their respective Controlled Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the approval of the other parties, issue any press releases announcing the execution of this Agreement or the Transactions, otherwise make any public statements regarding the Transactions or otherwise disclose any of the contents of this Agreement or the Ancillary Agreements, except as may be determined in good faith by a party to be required by applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party shall consult, to the extent reasonably practicable, the other parties prior to issuing such press release or making such public disclosure).

Section 5.7 Regulatory Matters; Third-Party Consents.

(a) The parties to this Agreement shall cooperate with each other and use all reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Authorities set forth in Schedule 3.6 or that are necessary or advisable to consummate the Transactions; provided, however, that (i) notwithstanding anything herein to the contrary, no party shall be required to make any payment to obtain any Consent from a third party (other than a Governmental Authority) and (ii) neither the Company nor any Controlled Affiliate shall agree orally or in writing to any material amendments to any Material Contract, to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Authority without obtaining the prior written consent of Buyers. If any required Consent of any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. Subject to Applicable Law and any applicable confidentiality restrictions, Buyers and their counsel, on the one hand, and Seller Parent and Seller and their counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to Buyers or Seller Parent and Seller, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions (other than any filing or information related to the approval referred to in Section 6.2(d)), provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Authority on a confidential basis in connection with the Transactions. Notwithstanding the foregoing, subject to Applicable Law, with respect to any information relating to or written materials relating to antitrust matters submitted to any Governmental Authority in connection with the Transaction, Buyers and their counsel, on the one hand, and Seller Parent and Seller and their counsel, on the other hand, shall have their views considered in good faith by the other party and provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party to a Governmental Authority or received from such Governmental Authority in connection with the Transactions. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Section 5.8 Client Consents.

(a) Mutual Funds.

(i) Seller shall use its reasonable best efforts to, or use its reasonable best efforts to cause the Company or one of its Controlled Affiliates to, in accordance with Applicable Law, (A) as promptly as practicable following the date hereof, obtain the approval of each Mutual Fund Board of (x) in the case of each Mutual Fund sponsored by the Company or any Controlled Affiliate, the applicable Mutual Fund Merger to be effective at the Closing and (y) in the case of each other Mutual Fund, a new Investment Advisory Contract, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to the Company or a Controlled Affiliate than the terms of the existing Investment Advisory Contract between such Mutual Fund and the Company or a Controlled Affiliate, (B) as promptly as practicable following receipt of the approval described in clause (A) above, cause each Mutual Fund Board to call a special meeting of the shareholders of each Mutual Fund to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such Mutual Fund Merger or new Investment Advisory Contract, as applicable, (C) as promptly as practicable following receipt of the approval described in clause (A) above, prepare and file, or cause each Mutual Fund to prepare and file, with the SEC and all other applicable Governmental Authorities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each Mutual Fund with respect to the actions recommended for shareholder approval by the applicable Mutual Fund Board and mail, or cause to be mailed, such proxy solicitation materials promptly after clearance by the SEC and (D) as soon as practicable following the mailing of the proxy materials, submit, or cause to be submitted, to the shareholders of each Mutual Fund for a vote at a shareholders meeting the proposals described in clause (B) above.

(ii) In the event that, prior to the Closing, a special shareholder meeting for a Mutual Fund described in clause (i)(B) above is duly convened but adjourned solely as a result of a failure of the requisite quorum in any matter to be present at such meeting (a “Quorum Failure”), Seller shall use its reasonable best efforts to, or cause the Company or one of its Controlled Affiliates to, (A) cause the Mutual Fund Board of each such Mutual Fund to approve, in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Contract, to be effective at the Closing, for any such Mutual Fund with the Company or a Controlled Affiliate containing terms that, subject to Applicable Law, are no less favorable to the Company or such Controlled Affiliate than the terms of the existing Investment Advisory Contract with each such Mutual Fund and (B) as promptly as practicable following the adjournment of such meeting, cause any such Mutual Fund Board to take such action as may be necessary to re-convene a special meeting of the shareholders of any such Mutual Fund to be held as promptly as reasonably practicable following such adjournment for the purpose of obtaining the approval of such shareholders of such new Investment Advisory Contract as contemplated by clause (i) above.

(iii) Subject to Section 1.7(c), Buyers, Seller Parent and Seller agree that Consent for any Investment Advisory Contract with a Client that is a Mutual Fund shall be deemed given for all purposes under this Agreement only if a new Investment Advisory Contract has been approved by the shareholders of the applicable Mutual Fund in accordance with clause (i) of this subsection (a) and Applicable Law and is in full force and effect at the Closing, unless any time prior to the Closing any Mutual Fund Board indicates, either orally or in writing, that the applicable Mutual Fund has (A) terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Contract prior to or following the Closing or (B) could reasonably be expected to terminate its Investment Advisory Contract or withdraw assets thereunder unless the fees payable under such Contract or the overall expense level for the applicable Mutual Fund is reduced prior to or following the Closing.

(b) Non-Mutual Funds.

(i) If Consent to the assignment or deemed assignment of an Investment Advisory Contract with a Client (other than a Client that is a Mutual Fund) in connection with the Transactions is required by Applicable Law or by such Client’s Investment Advisory Contract, as promptly as practicable following the date hereof, Seller shall, or shall cause the Company or one of its Controlled Affiliates to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Contract in form and substance reasonably acceptable to Buyers (the “Notice”) informing such Client of the Transactions and requesting written Consent to the assignment of such Client’s Investment Advisory Contract in connection with the Transactions.

(ii) Subject to Section 1.7, Buyers and Seller Parent and Seller agree that Consent for any Investment Advisory Contract with a Client (other than a Client that is a Mutual Fund) to the assignment or deemed assignment resulting from the Transactions shall be deemed given for all purposes under this Agreement (i) if written Consent is required under Applicable Law or the respective Investment Advisory Contract, upon receipt of the written Consent requested in the Notice prior to the Closing Date or (ii) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Contract, (x) upon receipt of a written Consent requested in the Notice prior to the Closing Date or (y) if no such written Consent is received, if forty-five (45) days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written Consent as aforesaid and informing such Client: (A) of the intention to complete the Transactions, which will result in a deemed assignment of such Client’s Investment Advisory Contract; (B) of the Company’s or a Controlled Affiliate’s intention to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (C) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (i) or (ii), subject to the provisions of Section 1.7(a), no Consent shall be deemed to have been given for any purpose under this Agreement if (x) at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Contract or (2) could reasonably be expected to terminate its Investment Advisory Contract or withdraw assets thereunder unless the fees payable under such Contract are reduced or (y) such Client is set forth on the schedule referred to in Section 1.7(a).

(iii) Buyers shall be provided a reasonable opportunity to review all Consent materials to be used by the Company or a Controlled Affiliate prior to distribution. The Company shall, and shall cause each Controlled Affiliate to, promptly upon their receipt make available to Buyers copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.8.

(c) In connection with obtaining the Client Consents required by subsections (a) and (b) of this Section 5.8, at all times prior to the Closing, Seller and the Company shall take reasonable steps to keep Buyers informed of the status of obtaining such Client Consents and, upon Buyer’s request, make available to Buyers copies of all such executed Client Consents and make available for Buyers’ inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.

Section 5.9 Expenses. Except as otherwise expressly provided in this Agreement, Buyers, on the one hand, and Seller Parent, Seller and the Company, on the other hand, shall each bear its own direct and indirect Transaction Expenses, including all direct and indirect expenses and out-of-pocket costs incurred by Seller Parent, Seller and the Company in connection with the procurement or attempted procurement of the Consents required to be obtained pursuant to Section 5.7 and Section 5.8. Notwithstanding the foregoing sentence, the reasonable out-of-pocket costs and expenses incurred by the parties hereto in connection with the printing and mailing of the proxy statements and the solicitation of the related proxies for the Mutual Funds that are sponsored by the Company or one of its Controlled Affiliates shall be borne equally between Buyers, on the one hand, and Seller Parent and Seller, on the other hand.

Section 5.10 Further Assurances. Each party to this Agreement agrees to execute such documents and other papers and use its reasonable best efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements and the Transactions. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the Transactions.

Section 5.11 Mutual Fund Proxy Statements and Registration Statements.

(a) Buyers, on the one hand, and Seller Parent and Seller and the Company, on the other hand, agree that the information and data that is or will be provided by or on behalf of such party or their respective Affiliates specifically for inclusion in the proxy materials/prospectus to be furnished to the shareholders of any Mutual Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Contract for the purpose of approving any Mutual Fund Merger or any interim or new Investment Advisory Contract will not contain, at the time (A) they are presented to the board of trustees of any Mutual Fund and (B) the proxy materials/prospectus are first mailed to the shareholders of any Mutual Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Contract or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyers, on the one hand, and Seller Parent and Seller, on the other hand, shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to them and any of their Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions.

(b) As soon as possible following the date hereof, Seller Parent, Seller, the Company or a Controlled Affiliate, as applicable, shall, and shall use their respective reasonable best efforts to cause each Mutual Fund to, (i) file supplements to each Mutual Fund’s prospectus forming a part of its registration statement on Form N-1A, which supplements or amendments shall reflect changes as necessary in each Mutual Fund’s affairs as a consequence of the Transactions and (ii) make any other filing necessary under Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of beneficial interest of that Mutual Fund to continue.

Section 5.12 Section 15(f) of the Investment Company Act. Buyers acknowledge that Seller Parent and Seller have entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Buyers shall conduct their respective businesses and shall use their reasonable best efforts to cause each of their respective Controlled Affiliates to conduct their respective businesses to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Mutual Fund for which the Company or any Controlled Affiliate provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Closing Date, no more than twenty five percent (25%) of the members of the board of directors or trustees of any such Mutual Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company or Buyer Parent or any of its Controlled Affiliates and (b) for a period of not less than two (2) years after the Closing Date, neither Buyers nor any of their Affiliates shall impose an “unfair burden” (as defined in the Investment Company Act) on any such Mutual Fund in connection with the Transactions. Notwithstanding anything to the contrary contained in this Agreement, the covenants of the parties contained in this Section 5.12 are intended only for the benefit of the parties and holders of their respective equity interests immediately prior to the Closing and for no other Person.

Section 5.13 Non-Competition, Etc. (a) Subject to subsections (b) and (d) of this Section 5.13, during the period beginning immediately following the Closing and ending on the third (3rd) anniversary of the Closing Date, Seller Parent and Seller each agree that it shall not, and that it shall cause its Affiliates under its Control not to, directly or indirectly, conduct, own (except for securities held solely for portfolio investment purposes in the ordinary course in the general account of Seller Parent, Seller or any of their Affiliates under their Control (it being understood and agreed, however, that such ownership shall not be inconsistent with the intent or purpose of this Section 5.13)), manage, have Control of or participate in, by itself or in combination with other Persons (whether as owner, shareholder, partner, member, trustee, investment adviser, investment sub-adviser or in any other capacity or as a result of an internal restructuring or build-out), the Subject Business in the United States or Canada.

(b) Notwithstanding subsection (a) of this Section 5.13, Seller Parent, Seller and Buyers acknowledge and agree that Seller Parent, Seller and any Affiliate under their respective Control may do any of the following:

(i) acquire any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person if (and only if) the aggregate consideration to purchase such interest does not exceed $10,000,000 (ten million dollars), and, following such acquisition, neither Seller Parent, Seller nor any Affiliate under their respective Control acquiring such interest, as applicable, shall be subject to the provisions of subsection (a) of this Section 5.13 with respect to such interest in such Person (provided, for the avoidance of doubt, that their other obligations under this Section 5.13 shall otherwise be unaffected by such acquisition); provided, however, in no event shall Seller Parent, Seller or any Affiliate under their respective Control acquire any interest pursuant to this Section 5.13(b)(i) if the aggregate amount of consideration used to purchase such interest, when taken together with the aggregate consideration used to purchase all other interests acquired pursuant to this Section 5.13(b)(i), would exceed $50,000,000 (fifty million dollars); or

(ii) acquire any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person if (and only if) the IM Revenues of such Person for its most recently completed fiscal year as of the date such acquisition becomes the subject of a definitive binding agreement constitute less than twenty five percent (25%) of the aggregate consolidated annual revenues of such Person for its most recently completed fiscal year as of the date such acquisition becomes the subject of a definitive binding agreement, and, following such acquisition, neither Seller Parent, Seller nor any Affiliate under their respective Control acquiring such interest, as applicable, shall be subject to the provisions of subsection (a) of this Section 5.13 with respect to such interest in such Person (provided, for the avoidance of doubt, that their other obligations under this Section 5.13 shall otherwise be unaffected by such acquisition); provided, however, that, if Seller Parent, Seller or any Affiliate under their respective Control shall acquire any such interest pursuant to this Section 5.13(b)(ii), Seller Parent and Seller shall, or shall cause any Affiliate under their respective Control to:

(A) consummate the sale of such interest or the Subject Business of such Person to any other Person other than Seller Parent, Seller or any of their respective Affiliates, within one (1) year of the consummation of such acquisition, on terms and conditions agreeable to Seller Parent, Seller or any Affiliate under their respective Control, as applicable; or

(B) pay to Buyer, annually beginning on the first anniversary of the consummation of such acquisition and on each of the second and third anniversaries of such consummation, an amount equal to ten percent (10%) of the portion of the IM Revenues of such Person attributable to such interest (with the amount of such IM Revenues determined as of the most recently completed fiscal year prior to the consummation of the acquisition of such interest); provided, however, that the aggregate amount of such payments to Buyer pursuant to this Section 5.13(b)(ii)(B) shall not exceed $200,000,000 (two hundred million dollars).

(c) During the period beginning immediately following the Closing and ending on the third (3rd) anniversary of the Closing Date, Seller Parent and Seller each agree that it shall not, and that it shall cause its Affiliates under its Control not to, directly or indirectly:

(i) other than for the benefit of the Company and its Controlled Affiliates and Buyer Parent and its Affiliates under its Control (including, after the Closing, the Company and any of its Controlled Affiliates), solicit or attempt to solicit, directly or indirectly, any business relationship from a Restricted Client within the definition of Subject Business; provided that the provisions of this clause (i) shall not be construed to prohibit any Person in which an interest is acquired pursuant to Section 5.13(b)(i) or Section 5.13(b)(ii) from continuing its existing relationship with a Restricted Client; or

(ii) solicit or hire any Person in any capacity (whether or not for compensation) who, at the time of such solicitation or hiring, is (A) an officer or executive officer or (B) another employee of the Company or any of its Controlled Affiliates or Buyer Parent or any of its Controlled Affiliates having duties and responsibilities primarily relating to the business of the Company or any of its Controlled Affiliates and, in the case of (B), whose base salary is greater than $65,000 per year; provided that nothing herein shall prohibit Seller Parent or Seller from conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice or hiring any Person as a result of such general solicitation.

(d) Notwithstanding anything to the contrary in this Section 5.13, the agreements and obligations of Seller Parent and Seller pursuant to subsections (a) and (b) of this Section 5.13 shall terminate and be of no further force and effect upon the occurrence of a Seller Parent Significant Event or a Buyer Parent Significant Event, except for any payment obligations pursuant to Section 5.13(b)(ii) and any other obligations accrued under this Section 5.13 at the time of such occurrence, which in each case shall survive any such termination.

(e) Seller Parent and Seller acknowledge and agree that the restrictive covenants and other agreements contained in this Section 5.13 are an essential part of this Agreement and the Ancillary Agreements and the Transactions. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

Section 5.14 Delivery of Price Adjustment Schedule and Certain Other Schedules.

(a) At least five (5) Business Days prior to the scheduled Closing Date, Seller shall deliver, or cause to be delivered, to Buyers an estimated Price Adjustment Schedule prepared as of the most recent calendar month-end prior to the Closing in accordance with the provisions of this Agreement (including the defined terms herein). Seller and the Company shall give, and shall cause their respective advisers to give, Buyers and their respective advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of such updated Price Adjustment Schedule) as may be necessary to enable Buyers and their respective advisers to assess such estimated Price Adjustment Schedule prior to the Closing.

(b) At least five (5) Business Days prior to the scheduled Closing Date, Buyers shall deliver, or cause to be delivered, to Seller an updated Exhibit 1.1(b) reflecting the names of one or more of the Mutual Fund Clients identified as a potential mutual fund in such Exhibit as of the date hereof as to which Buyers have determined to change the investment style following the Closing.

(c) As soon as practicable after the date hereof but in no event later than five (5) Business Days prior to the scheduled Closing Date, Buyers and

Seller shall mutually agree on and deliver a schedule setting forth the names of certain Persons that are clients of Buyer Parent or its Affiliates under its Control and the Company or one of its Controlled Affiliates (the “Client Schedule”).

(d) As soon as practicable after the date hereof but in no event later than five (5) Business Days prior to the scheduled Closing Date, Buyers and Seller shall mutually agree on and deliver the schedule referred to in the definition of Restricted Client setting forth the name of each potential client or investor of the Company or any of its Controlled Affiliates that the Company or any of its Controlled Affiliates have actively solicited within the six (6)-month period prior to the date hereof.

Section 5.15 Seller Investment, Co-Investments and Capital Commitments. Seller shall, and shall cause its Affiliates under its Control to, fully and timely perform or implement, or cause to be fully and timely performed or implemented, as the case may be, each of the investment, co-investment and capital commitment obligations and authorizations referred to in Schedule 5.15 in accordance with the description thereof as set forth in the applicable Contract or proposed Contract and as described in such Schedule 5.15.

Section 5.16 Employee Matters. Exhibit 5.16 describes certain employee matters.

Section 5.17 Boston Sublease. At or prior to the Closing, (a) Seller Parent, Seller or the Company shall cause SSR&M to assign all of its rights and obligations arising from and after the Closing Date under the Boston Lease to Seller or one of its wholly-owned Subsidiaries (other than the Company or any Controlled Affiliate), and Seller or such wholly owned Subsidiary shall assume all of such rights and obligations arising from and after the Closing Date and shall unconditionally and irrevocably release SSR&M from any and all obligations and liabilities arising from and after the Closing Date with respect to such lease and, simultaneously therewith, (b) Seller or such wholly-owned Subsidiary, on the one hand, and Buyer Parent, Buyer or SSR&M, on the other hand, shall execute a sublease agreement (the “Boston Sublease”) containing substantially the terms set forth on Exhibit 5.17 (subject to such variations (other than with respect to material terms) as may be required by the lessor of such property as a condition to granting a required lessor consent to such sublease agreement).

Section 5.18 Morristown Sublease.

(a) At the Closing, assuming the Consent of the landlord has been obtained by Seller, Seller or a wholly-owned Subsidiary of Seller, on the one hand, and Buyer Parent, Buyer or the Company or a Controlled Affiliate, on the other hand, shall execute and deliver a sublease, substantially in the form attached as Exhibit 5.18 (the “Morristown Sublease”).

(b) Seller shall, no later than the fifth (5th) Business Day after the date hereof (i) notify the landlord under the existing Morristown lease of the transactions contemplated hereby and (ii) request that such landlord provide its consent to the Morristown Sublease. In connection with obtaining such consent, Seller shall keep Buyers informed of the status of obtaining such consent and shall provide to the landlord under the existing Morristown lease any information as may be reasonably requested by such landlord pursuant to the applicable lease.

Section 5.19 Transition Services. Seller Parent and Seller shall, and shall cause their Affiliates under their respective Control to, provide, or cause to be provided, to the Company and the Controlled Affiliates those services that have been historically provided to the Company and the Controlled Affiliates by Seller for the period (not to exceed twelve (12) months) and to the extent requested by Buyers on thirty (30) days’ notice to Seller, including those services described in the Services Agreements. Buyers shall pay or reimburse Seller in respect of any such services so provided an amount equal to Seller’s direct costs of providing those services. As soon as practicable following the date hereof but no later than the Closing, the parties hereto will execute and deliver a transition services agreement (the “Transition Services Agreement”) containing the principal terms set forth in this Section 5.19.

Section 5.20 Revised Transaction Structure. In the event that Buyers are unable to obtain the Fed Consent on or prior to the Closing, the parties hereto shall cooperate in good faith to (a) revise the structure of the transactions contemplated by this Agreement so as to effect the acquisition of the Business (other than the real estate business of the Company and its Controlled Affiliates) by Buyers on substantially the same terms and conditions as set forth herein (other than such reduction in the consideration payable to Seller as may be mutually agreed by Seller and Buyers and such other mutually agreed changes as are necessary to implement the revised structure) and (b) seek, if possible, an alternative arrangement to achieve the economic results intended through the consummation of the transactions contemplated by this Agreement (including the acquisition and ownership of the real estate business of the Company and its Controlled Affiliates).

Section 5.21 Credit Agreement. On or prior to the Closing, Seller Parent or Seller shall have waived or amended, or shall have caused the waiver or amendment of, Sections 7(f) and 14 of the letter agreement, dated June 7, 2004, between MetLife Credit Corp., as lender, and SSRA, as borrower (the “Credit Agreement”), so that the Credit Agreement shall be in full force and effect as of the

Closing on the same terms and conditions as are set forth in the Credit Agreement as of the date hereof for a period of one (1) year following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Seller and Buyers, acting jointly:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Cooperation Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Cooperation Agreement.

(b) HSR Act Notification. The notifications of Buyers and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) Revenue Run-Rate. The Closing Revenue Run-Rate shall be equal to or greater than sixty five percent (65%) of the Base Revenue Run-Rate.

Section 6.2 Conditions to Buyers’ Obligations. The obligations of Buyers to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by Buyers:

(a) Truth of Representations and Warranties. The representations and warranties of the Company, Seller Parent and Seller set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect) do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Agreements. The Company, Seller Parent and Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by them at or prior to the Closing subject to the second sentence of Section 6.4.

(c) Officer’s Certificate. The Company and Seller shall have delivered to Buyers a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, dated as of the Closing Date, signed by an executive officer of each such Person.

(d) Certain Consents. Buyers or an Affiliate under their respective Control, as the case may be, shall have obtained, in form and substance reasonably acceptable to Buyers, the Governmental Approval set forth in Exhibit 6.2(d).

(e) Absence of Material Adverse Change. Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Company Material Adverse Effect.

(f) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by Seller Parent, Seller and the Company, as applicable.

(g) FIRPTA Certificates. Seller shall have delivered to Buyers a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to Buyers; provided, however, that if Seller shall fail to deliver such affidavit and Buyers waive such delivery, Buyers shall withhold from the portion of any consideration to be paid to Seller the amount required to be withheld pursuant to Section 1445 of the Code.

(h) Cancellation of Equity Rights. The Company shall have cancelled all Equity Rights that have been issued to Company Employees and Former Company under any Plan (including such Equity Rights issued under the

Company’s 2002 Equity Compensation Plan) in accordance with the applicable Plans and the applicable grant agreements underlying such Plans and Applicable Law.

(i) Credit Agreement. Seller Parent or Seller shall have complied with their agreements and obligations set forth in Section 5.21.

Section 6.3 Conditions to Seller’s Obligations. The obligations of Seller to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived in writing by Seller:

(a) Truth of Representations and Warranties. The representations and warranties of Buyers set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or Buyer Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or Buyer Material Adverse Effect) do not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Agreements. Buyers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Officer’s Certificate. Buyers shall have delivered to Seller a certificate, dated as of the Closing Date, signed by an executive officer of such Person as to the matters contained in paragraphs (a) and (b) of this Section 6.3.

(d) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by Buyers, as applicable.

Section 6.4 Frustration of Closing Conditions, Etc. Neither Buyers, on the one hand, nor Seller Parent or Seller, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or comply with its obligations under Section 5.5. The breach of the provisions set forth in Section 5.1(a)(iii) or 5.3(a)(i)(A) by Seller Parent or Seller, as the case may be, shall not be taken into account in determining the fulfillment or nonfulfillment of the condition set forth in Section 6.2(b) but in lieu thereof shall be treated as a breach of the applicable representation and warranty and shall be taken into account in determining the fulfillment or non-fulfillment of the condition set forth in Section 6.2(a).

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants. Subject to Section 8.8, all representations and warranties of the parties contained in this Agreement, including any schedules made a part hereof, and any covenants or other agreements the performance of which are specified to occur on or prior to the Closing or the Closing Date, shall survive the Closing hereunder for a period of eighteen (18) months following the Closing Date, other than representations and warranties contained in (a) Sections 3.4 and 4.10, which shall survive forever and (b) Sections 3.24 and 3.17(j), which shall survive until six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof). Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

Section 7.2 Obligations of Seller. Subject to the other provisions of this Article VII, from and after the Closing, Seller Parent and Seller shall, without duplication, indemnify, defend and hold harmless Buyers and their respective Affiliates (including the Company and the Controlled Affiliates after the Closing), their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees, directors, agents and representatives (the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses (excluding any Taxes or Losses related to Taxes other than any Losses resulting from any inaccuracy or breach of the representations contained in Section 3.17(j)) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to knowledge, materiality (other than any reference to the word “material” or “materially” in the second sentence of Section 3.8(a), Sections 3.10(d), 3.10(i), 3.10(j) and 3.13(c)(iii), the third sentence of Section 3.16(h), Section 3.17(g), the first sentence of Section 3.21(a) and Section 3.21(b)(iv))

and Company Material Adverse Effect (other than the reference to Company Material Adverse Effect in subclause (ii)(y) of Section 3.10) made by the Company, Seller Parent or Seller herein or under any of the Ancillary Agreements in connection herewith or therewith;

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Seller Parent or Seller or, prior to the Closing, the Company in or pursuant to this Agreement or any Ancillary Agreement;

(c) any fees, expenses or other payments incurred or owed by the Company, Seller Parent or Seller to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions; or

(d) notwithstanding any other provision of this Agreement (other than Section 7.5), any alleged or actual breach, failure to comply, violation or other deficiency in any respect of any Regulatory Requirement or any Proceeding related thereto or instituted thereunder by any Person to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the assets, business and activities prior to the Closing of the Company, any Controlled Affiliate, any Fund in existence at or during any time prior to the Closing or any other Person that is an Affiliate of the Company at any time prior to the Closing (including their respective employees, officers, members, trustees, directors, agents and representatives). For the avoidance of doubt, the indemnification provided for under this clause (d) is intended to be absolute, to not be subject to the limitations set forth in Section 7.1 and 7.4 (but subject to the limitations set forth in Section 7.5) and to be unaffected by any disclosure (including, for the avoidance of doubt, in the Seller’s disclosure schedules), investigation, publicly available information, notice or state of knowledge in respect of the matters covered hereby whether in connection with the negotiation and execution of this Agreement or otherwise.

Section 7.3 Obligations of Buyers. Subject to the other provisions of this Article VII, from and after the Closing, Buyers shall, without duplication, indemnify, defend and hold harmless Seller Parent, Seller and their respective Affiliates, its respective predecessors and successors, and its respective stockholders, employees, officers, partners, members, trustees, directors, agents, and representatives (the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses (excluding any Taxes or Losses related to Taxes) that any of them may suffer, incur, or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties without giving effect to any qualifiers or exceptions relating to knowledge, materiality or Buyer Material Adverse Effect contained therein made by

Buyers herein or under any Ancillary Agreement in connection herewith or therewith;

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Buyers in or pursuant to this Agreement or any Ancillary Agreement; or

(c) any fees, expenses or other payments incurred or owed by Buyers to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions.

Section 7.4 Minimum Losses.

(a) Except with respect to breaches of representations and warranties contained in Sections 3.4, 3.17(j) and 3.24, no Buyer Indemnitee under Section 7.2 shall have any right to indemnification under Section 7.2(a) until aggregate Losses incurred by all Buyer Indemnitees under Section 7.2 would exceed an amount, if positive (the “Basket”), equal to (i) three percent (3%) of the Final Consideration Value less (ii) the amount, if any, by which the aggregate Losses incurred by Buyer Indemnitees in respect of the Non-Regulatory Litigation exceeds $2,000,000 (two million dollars). All Losses in excess of the Basket shall be recoverable in accordance with the terms hereof. Any Loss to the extent based on a breach of the representation or warranty set forth in Section 3.9 shall not be considered a Loss for purposes of determining whether the aggregate Losses incurred by Buyer Indemnitees under Section 7.2 exceed the Basket (and no Buyer Indemnitee under Section 7.2 shall have any right to indemnification under Section 7.2(a) with respect to such breach) unless such Loss is greater than $50,000.

(b) Except with respect to breaches of representations and warranties contained in Section 4.10, no Seller Indemnitee under Section 7.3 shall have any right to indemnification under Section 7.3(a) until aggregate Losses incurred by all Seller Indemnitees under Section 7.3 exceed the Basket, after which time all Losses in excess of such threshold shall be recoverable in accordance with the terms hereof.

Section 7.5 Maximum Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary (other than the proviso in section 7.6(a)), in no event shall Seller Parent and Seller be obligated to provide indemnification payments pursuant to (i) Section 7.2(a) exceeding, in the aggregate, an amount (the “Cap”) equal to (A) forty percent (40%) of the amount of the Final Consideration Value paid by Buyer pursuant to Articles I and II less (B) the excess of the aggregate amount, if any, paid by Seller Parent and

Seller to the Buyer Indemnitees in respect of indemnification pursuant to Sections 7.2(b), 7.2(d) or 8.3(a) over an amount equal to sixty percent (60%) of the amount of the Final Consideration Value; provided, however, that such limitation on indemnification set forth in this clause (i) of this Section 7.5(a) shall not apply with respect to a breach of any representation or warranty contained in Sections 3.4, 3.17(j) or 3.24 and shall not apply to any indemnification obligation under Section 7.2(d), or (ii) Section 7.2(b) or (d) exceeding, in the aggregate, an amount equal to (A) one hundred percent (100%) of the amount of the Final Consideration Value paid by Buyer pursuant to Articles I and II less (B) an amount equal to the sum of (x) the aggregate of all other amounts paid to the Buyer Indemnitees in respect of indemnification pursuant to Section 7.2(a) and (y) the aggregate of all amounts paid to the Buyer Indemnitees in respect of the indemnification pursuant to Section 8.3(a).

(b) Notwithstanding anything in this Agreement to the contrary (other than the proviso in section 7.6(a)), in no event shall Buyers be obligated to provide indemnification payments pursuant to (i) Section 7.3(a) exceeding, in the aggregate, an amount equal to the Cap; provided, however, that such limitation on indemnification set forth in this clause (i) of this Section 7.5(b) shall not apply with respect to a breach of any representation or warranty contained in Section 4.10, or (ii) Section 7.3(b) exceeding, in the aggregate, an amount equal to (A) one hundred percent (100%) of the amount of the Final Consideration Value paid by Buyer pursuant to Articles I and II less (B) an amount equal to the sum of (x) the aggregate of all other amounts paid to the Seller Indemnitees in respect of indemnification pursuant to Section 7.3(a) and (y) the aggregate of all amounts paid to the Seller Indemnitees in respect of the indemnification pursuant to Section 8.3(b).

Section 7.6 Exclusive Remedy, Etc.

(a) After the Closing, the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement and required to be performed prior to or after the Closing shall be the indemnification contained in this Article VII and in Article VIII; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud or any remedy therefor or to seek specific performance for a breach of a covenant or agreement to be performed by it before or after the Closing.

(b) No Buyer Indemnitee shall be entitled to any recovery under this Article VII in respect of any Loss to the extent that (i) such recovery would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Sections 1.1(iv) and 1.5, (ii) such Loss was reflected as a liability on the Final Closing Balance Sheet, or (iii) such Loss was the subject of a dispute resolved as contemplated by Section 1.5.

(c) If Seller Parent or Seller breaches any of their respective covenants and agreements set forth in Section 5.1(a)(iii) or 5.3(a)(i)(A) such breach shall be deemed to be a breach of the applicable representation and warranty and the Buyer Indemnitees shall have a right to seek an indemnity under Section 7.2(a) in respect of the breach of the applicable representation and warranty but not under Section 7.2(b) in respect of such breach of such covenant or agreement.

Section 7.7 Notice; Procedure for Third-Party Claims. Except for indemnification of Tax Claims (other than Tax Claims arising out of any inaccuracy in or breach of the representations contained in Section 3.17(j)) which are governed by Article VIII and for the indemnification provided for in Exhibit 5.16(e):

(a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying in detail (i) the representation and warranty or covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) if known, the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. In the event that any claim for indemnification hereunder results from or is in connection with a Third-Party Claim, the Indemnified Party shall provide written notice of such Third-Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party first receives notice of the claim but in any event not later than ten (10) Business Days prior to the time any response to the asserted claim is required; provided that the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article VII by any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party except to the extent (and only to the extent) that (x) such failure results in a lack of actual notice to the Indemnifying Party and (y) such Indemnifying Party actually incurs an incremental expense or has otherwise been actually prejudiced as a result of such failure.

(b) Third-Party Claims.

(i) Except as otherwise provided in clause (ii) of this subsection (b), in the case of any claim asserted by a Person that is not a party to this Agreement or an Affiliate Controlled by a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume and control the defense of such Third-Party Claim and any

Proceedings resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s sole cost and expense (including the costs and expenses of counsel). Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim or related Proceedings, unless such judgment or settlement relates solely to monetary damages, provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its Affiliates and, in the reasonable good faith judgment of Buyers, does not and would not reasonably be expected to adversely impact or impair the business or reputation of Buyers and their Affiliates (including the Company and its Affiliates after the Closing).

(ii) Notwithstanding clause (i) above, in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third-Party Claim or any Proceeding relating thereto, (A) the Indemnified Parties shall have the right, at the sole cost of the Indemnifying Party (including the costs and expenses of counsel for the Indemnified Parties (provided that the Indemnifying Party will not be required to pay for more than one counsel in any jurisdiction for all Indemnified Parties in connection with any such Third-Party Claim and related Proceedings)), at all times to take over and assume control over the defense and prosecution of such portion of such Third-Party Claim and related Proceedings related to such inconsistent defenses and counterclaims and (B) the Indemnifying Party shall retain control over the defense and prosecution of the remaining aspects of such Third-Party Claim and related Proceeding; provided that, in the case where the Indemnified Parties have assumed control of the defense and prosecution of such portion of such Third-Party Claim and related Proceeding related to such inconsistent defenses and counterclaims, neither the Indemnifying Party nor the Indemnified Party may settle such claim or Proceeding without the written consent of the other party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnified Party does not assume the defense of any matter as provided above in clause (A), the Indemnifying Party shall have the right to control the defense against any such Third-Party Claim or related Proceeding, provided that (1) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (2) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (3) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel and (4) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.

(iii) Subject to clause (ii) of this Section 7.7(b), in the event that an Indemnified Party determines in good faith that any Third-Party Claim or any Proceeding related thereto has had or could reasonably be expected to adversely impact or impair the commercial interests or business reputation of Buyers or their Affiliates (including the Company and its Affiliates after the Closing), (1) counsel to be utilized by the Indemnifying Party in respect of such Third-Party Claim and related Proceeding shall be reasonably acceptable to the Indemnified Parties, (2) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (3) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (4) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel, and (5) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.

(iv) In any event, Seller and Buyer shall reasonably cooperate in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third-Party Claim subject to this Article VII and the records and employees of each shall be made reasonably available to the other with respect to such defense.

(c) Non-Regulatory Litigation.

(i) After the Closing, Buyers shall, and shall cause the Company and any of its Affiliates under its Control to, upon the request of Seller, permit Seller (at the expense of Buyers, including the costs and expenses of counsel (but such costs and expenses shall be included in determining Buyers’ Losses with respect to such Non-Regulatory Litigation for purposes hereof)) to assume and control the defense of any Non-Regulatory Litigation; provided that (1) subject to the control of the prosecution and defense of Non-Regulatory Litigation by the Seller and its counsel, the Buyers and their counsel (which shall be reasonably satisfactory to the Seller) shall be kept fully informed as to all material aspects of such Non-Regulatory Litigation and related Proceedings and shall have the right to participate fully in the prosecution and defense of such Non-Regulatory Litigation, (2) the Seller and its counsel shall promptly provide to the Buyers and their counsel all material information related to such Non-Regulatory Litigation and related Proceedings (including copies of written information), (3) the Buyers and their counsel shall have their views regarding such Non-Regulatory Litigation considered in good faith by the Seller and its counsel and (4) the Buyers and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Non-Regulatory Litigation and related Proceedings. If Seller shall not elect to assume and control the defense of any Non-Regulatory Litigation, Buyers shall control such defense and shall not, and shall cause the Company and any of its Affiliates under its Control not to, enter into any judgment or settlement in respect of such Non-Regulatory Litigation without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(ii) Notwithstanding clause (i) of this Section 7.7(c), in the event that Seller shall assume and control the defense of any Non-Regulatory Litigation and Buyers shall in good faith determine that either (A) the Company or any of its Affiliates under its Control, as applicable, may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Seller in respect of any Non-Regulatory Litigation or (B) any Non-Regulatory Litigation has had or could reasonably be expected to adversely impact or impair the commercial interests or business reputation of Buyers or their Affiliates (including the Company and its Affiliates after the Closing), then, and in each such case respectively, the provisions of clauses (ii) and (iii), as applicable, of Section 7.7(b) shall apply equally to such Non-Regulatory Litigation, mutatis mutandis; provided that all costs and expenses incurred in connection therewith, including the costs and expenses of counsel, shall be borne by Buyers (but shall be included in determining

Buyers’ Losses with respect to such Non-Regulatory Litigation for purposes hereof).

(iii) In any event, Seller and Buyer shall reasonably cooperate in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Non-Regulatory Litigation and the records and employees of each shall be made reasonably available to the other with respect to such defense.

Section 7.8 Survival of Indemnity. Notwithstanding anything to the contrary in this Article VII, no Indemnified Party shall have any right to indemnification pursuant to Sections 7.2(a) or 7.3(a) with respect to any matter as to which written notice satisfying the requirements of Section 7.7(a) shall not have been provided by the Indemnified Party to the applicable Indemnifying Party during the eighteen (18)-month period following the Closing Date; provided that a notice with respect to any right to indemnification pursuant to Section 7.2(d) or with respect to breaches of representations and warranties contained in Sections 3.4 or 4.10 may be given at any time and a notice with respect to breaches of representations and warranties contained in Section 3.17(j) and Section 3.24 may be given at any time prior to the date that is six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof); provided, further, that obligations to indemnify pursuant to the remaining clauses of Sections 7.2 and 7.3 shall not terminate. Any matter as to which a claim has been asserted by written notice satisfying the requirements of Section 7.7(a) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Article VII or the statute of limitations applicable to such claim shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 7.8 until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 7.9 Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.10 Interest on Indemnity Claim. To the extent that any party (the “Payee Party”) becomes entitled to recover all or a portion of any Loss or Tax under this Article VII or Article VIII, such Payee Party shall be entitled to accrued interest from the indemnifying party (the “Payor Party”) in respect of such

Loss or Tax accruing from the date that such Payee Party incurred such Loss or Tax at an interest rate equal to LIBOR plus one percent (1%) per annum until the date such Payor Party actually makes payment to such Payee Party in respect of such Loss or Tax.

ARTICLE VIII

TAX MATTERS

Section 8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Seller shall prepare and file or cause to be prepared and filed, at its own cost and expense, on a timely basis (including extensions) all Tax Returns of or with respect to the Company and the Company Subsidiaries for all taxable periods ending on or before the Closing Date, and, to the extent that any position taken on any such Tax Return would affect Buyer or any of its Affiliates after the Closing, in a manner consistent with past practice, except as required by Applicable Law. Seller shall pay all Taxes shown to be due and payable on such Tax Returns.

(b) Buyer (or its Affiliate) shall prepare and file or cause to be prepared and filed, at its own cost and expense, on a timely basis (including extensions) all other Tax Returns of or with respect to the Company and the Company Subsidiaries, and, to the extent that any position taken on any such Tax Return would affect Seller or any of its Affiliates, in a manner consistent with past practice, except as required by Applicable Law. Subject to Section 8.3, Buyer shall pay or cause the Company and the Company Subsidiaries to pay all Taxes shown to be due and payable on such Tax Returns.

Section 8.2 Section 338(h)(10) Election.

(a) Buyer and Seller Parent shall jointly make or cause to be made a timely election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state, local or foreign Tax Law with respect to the purchase of the capital stock of each of the Company and the Company Subsidiaries (each, an “Election” and collectively, the “Elections”). Buyer Parent and Seller Parent shall, and shall cause their respective Affiliates to, cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any comparable provisions of state, local or foreign Tax Law) or any successor provisions). Specifically, Seller Parent and Buyer shall, within sixty (60) days of the later of the date on which the Final Closing Balance Sheet has been finalized pursuant to Section 1.5 or the date of the determination of the Final Allocation under Section 8.2(b), exchange completed and executed copies of the Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local or foreign forms. If changes are required in any of these forms as a result of information which is first available after the date on which any such form is completed and executed pursuant to the preceding sentence, the parties will promptly agree on such changes. Seller Parent and Buyer Parent shall, and shall cause their respective Affiliates to, report for Tax purposes the purchase by Buyer of the capital stock of the Company and the Company Subsidiaries consistent with such Elections and shall take no position inconsistent therewith in any Tax Return or any proceeding before any taxing authority, in each case unless required to do otherwise under Applicable Law.

(b) In connection with the Elections, prior to the Closing or as soon thereafter as is reasonably practicable, Buyer shall provide to the Seller a proposal as to the fair market value of the assets of the Company and the Company Subsidiaries in Classes I through VI, which shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations (the “Proposed Allocation”). If, within twenty (20) days after Buyer has provided the Proposed Allocation to Seller, Seller has not objected in writing to the Proposed Allocation, the Proposed Allocation shall become the final allocation (the “Final Allocation”). Otherwise, Seller and Buyer shall negotiate in good faith to agree upon the Final Allocation. If, within sixty (60) days prior to the last date for filing the Elections, the parties have not reached an agreement pursuant to the preceding sentence, the dispute shall be presented to an internationally-recognized independent accounting firm mutually agreed upon by Seller and Buyer, whose determination of the Final Allocation shall be binding on both parties. The fees and expenses of such accounting firm shall be paid equally by Seller and Buyer. Seller Parent, Buyer Parent and their respective Affiliates shall (i) be bound by the Final Allocation for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with the Final Allocation and (iii) take no position inconsistent with the Final Allocation on any applicable Tax Return or in any proceeding before any taxing authority, in each case unless required to do otherwise under Applicable Law. In the event that any of the allocations in the Final Allocation are disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute.

Section 8.3 Tax Indemnification.

(a) Seller Parent and Seller shall indemnify, defend, and hold harmless Buyer Indemnitees from and against (without duplication):

(i) any and all Taxes, including Taxes payable as a result of any Election, imposed upon the Company or any Company Subsidiary with respect to any taxable period or portion thereof ending on or before the Closing Date (“Pre-Closing Periods”) and for any taxable period beginning on or before the Closing Date and ending after the Closing Date (“Straddle Periods”), but only with respect to the portion of such Straddle Period ending on the close of the Closing Date and in the manner provided in Section 8.3(c) of this Agreement;

(ii) any and all Taxes imposed on the Company or any Company Subsidiary under section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local, or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date;

(iii) any and all amounts required to be paid by the Company or any of the Company Subsidiaries in respect of any tax allocation or sharing agreement or arrangement entered into by any of them on or prior to the Closing Date other than such an agreement or arrangement the parties to which consist solely of the Company or the Company Subsidiaries;

(iv) fifty percent (50%) of all Transfer Taxes required to be paid in connection with the transactions contemplated by this Agreement;

(v) any and all Taxes arising out of (x) any breach of or any inaccuracy in any representation or warranty (without giving effect to any qualifiers or exceptions relating to knowledge, materiality or Company Material Adverse Effect) made by the Company, Seller Parent or Seller in Section 3.20 or (y) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Seller Parent or Seller, or prior to the Closing, the Company, set forth in this Article VIII; and

(vi) reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the foregoing or in asserting, preserving or enforcing any rights in connection with or under this Article VIII.

Notwithstanding anything in this Agreement to the contrary, in no event shall Seller Parent and Seller be obligated to provide indemnification payments pursuant to this Section 8.3(a) exceeding, in the aggregate, an amount equal to (i) one hundred percent (100%) of the amount of the Final Consideration Value paid by Buyer pursuant to Articles I and II less (ii) the aggregate of all amounts paid to the Buyer Indemnitees pursuant to Article VII.

(b) Buyer shall indemnify, defend and hold harmless Seller Indemnitees (as defined under Section 7.3(a)) from and against (i) any and all Taxes imposed upon the Company or any Company Subsidiary with respect to any taxable period beginning after the Closing Date (“Post-Closing Periods”) and the portion of any Straddle Period beginning the day after the Closing Date and in the manner provided for in Section 8.3(c) hereof; (ii) fifty percent (50%) of all Transfer Taxes; and (iii) reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the foregoing or in asserting, preserving or enforcing any rights in connection with or under this Article VIII. Notwithstanding anything in this Agreement to the contrary, in no event shall Buyers be obligated to provide indemnification payments pursuant to this Section 8.3(b) exceeding, in the aggregate, an amount equal to (i) one hundred percent (100%) of the amount of the Final Consideration Value paid by Buyer pursuant to Articles I and II less (ii) the aggregate of all amounts paid to the Buyer Indemnitees pursuant to Article VII.

(c) For purposes of this Section 8.3, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under Applicable Law, elect with the relevant Tax authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company and each Company Subsidiary. In any case where Applicable Law does not permit the Company or a Company Subsidiary to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in (i) (such as taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) payroll and similar Taxes), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances, or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in Section 8.3(c)(i).

(d) All amounts payable or to be paid under this Section 8.3 (the “Tax Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive the Tax Indemnity Payment.

(e) For purposes of Article VIII, any transaction that takes place after the Closing, including transactions taking place after the Closing but on the Closing Date, shall be considered to be made after the Closing Date.

Section 8.4 Tax Refunds. Buyer shall pay to Seller (a) all refunds of Taxes received by the Buyer, the Company or any Company Subsidiary after the Closing Date and attributable to Taxes paid by the Company or any Company Subsidiary with respect to a Pre-Closing Period and (b) a portion of all refunds of Taxes received by Buyer, the Company or any Company Subsidiary after the Closing Date and attributable to Taxes paid by the Company or any Company Subsidiary with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 8.3(c)), in each case, net of any Taxes imposed on such refund amount.

Section 8.5 Tax Indemnification Procedures.

(a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered or sent to or commenced or initiated against the Company or any Company Subsidiary by any taxing authority with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party, the receiving party shall promptly notify the other party in writing of the Tax Claim along with a copy of the relevant Tax Claim notice; provided that the failure by either party to promptly notify the other of any such notice shall not release the other party from its obligations under this Article VIII except to the extent that the indemnifying party is materially and adversely prejudiced as a consequence of such failure.

(b) With respect to Tax Claims for which Seller would be liable to indemnify Buyer Indemnitees, Seller may, upon written notice to Buyer (such written notice to be provided by the earlier of (i) thirty (30) days after notice thereof has been given to Seller, and (ii) three (3) Business Days prior to the date required to answer or respond to any such claim), assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel and Buyer and its Affiliates agree to cooperate with Seller in pursuing such contest. In the case of any Tax Claim other than a Tax Claim with respect to any consolidated, combined or unitary Tax Return that includes Seller Parent, Seller or any of their respective Affiliates, if Seller elects to assume the defense of any such Tax Claim, (A) Seller shall consult with Buyer or its Affiliate and shall not enter into any settlement with respect to any such Tax Claim without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed, or if such settlement could adversely affect Buyer (or any of its Affiliates), the Company or any Company Subsidiary for any taxable period for which Seller has not indemnified Buyer pursuant to Section 8.3, without the consent of Buyer; (B) Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Buyer of any related correspondence and providing Buyer with a reasonable opportunity to review and comment on any related correspondence prior to being sent by Seller to any Tax authority); and (C) at its own cost and expense, Buyer (or its Affiliate) shall have the right to participate in (but not to control) the defense of such Tax Claim.

(c) In connection with the contest of any Tax Claim that relates to (i) any Post-Closing Period, (ii) any Straddle Period and (iii) any Tax Claim that Seller has the ability to control but does not timely elect to control pursuant to Section 8.5(b), such contest shall be controlled by Buyer, and Seller agrees to cooperate fully with Buyer and its Affiliates in pursuing such contest. In connection with any such contest that relates to (ii) or (iii) above, (A) Buyer shall consult with Seller Parent or its Affiliate and shall not enter into any settlement with respect to any such Tax Claim without Seller Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, or, in the case of (ii), if such settlement could adversely affect Seller Parent (or any of its Affiliates), without the consent of Seller Parent; (B) Buyer shall keep Seller Parent informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Seller Parent of any related correspondence and providing Seller Parent with a reasonable opportunity to review and comment on any related correspondence prior to being sent by Buyer to any Tax authority); and (C) at its own cost and expense, Seller Parent (or its Affiliate) shall have the right to participate in (but not to control) the defense of such Tax Claim. Nothing contained herein shall be construed as limiting Buyer’s (or any Buyer Indemnitee’s) right to indemnification under this Article VIII.

(d) Notwithstanding anything to the contrary contained in this Agreement, the procedure for indemnification claims with regard to Taxes or otherwise brought pursuant to this Article VIII shall be governed exclusively by this Section 8.5 and Section 8.11.

Section 8.6 Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, Seller Parent and Seller, on the one hand, and Buyers, on the other hand, shall each assume and promptly pay fifty percent (50%) of all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), and the parties shall reasonably cooperate to procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

Section 8.7 Termination of Tax Sharing Agreements. Seller hereby agrees and covenants that any and all existing tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by Seller or its Affiliates (other than the Company and its Controlled Affiliates), on the one hand, and any of the Company or any of its Controlled Affiliates, on the other hand, shall be terminated on or before the Closing Date, and no payments to or from the Company or any of its Controlled Affiliates shall be made after such termination.

Section 8.8 Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties hereto set forth in this Article VIII shall (a) be unconditional and absolute and (b) remain in full force and effect indefinitely. The representations and warranties contained in Section 3.20 shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof); provided that, in the event notice for indemnification under Section 8.5 hereof shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. In the event of a conflict between this Article VIII and any other provision of this Agreement, this Article VIII shall govern and control.

Section 8.9 Tax Treatment. The parties hereto agree to treat any payment made pursuant to Article VII or Article VIII as an adjustment to the Final Consideration Value for all Tax purposes.

Section 8.10 Assistance and Cooperation. After the Closing, Seller and Buyer shall (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article VIII; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Company or any Controlled Affiliate; and (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any Controlled Affiliate.

Section 8.11 Seller Consolidated Returns

Notwithstanding any other provision of this Agreement, (a) Seller Parent or Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, the conduct or defense of any Tax Claim with respect to any consolidated, combined or unitary Tax Return that includes Seller Parent, Seller or any of their respective Subsidiaries and (b) neither Seller Parent nor Seller shall be required to provide any person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller Parent or Seller (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 8.11, the person that would be required to deliver such Tax Returns shall instead deliver, at Buyer’s option, pro forma Tax Returns relating solely to the Company or any Controlled Affiliate or the portion of such Tax Returns applicable solely to the Company or any Controlled Affiliate or both).

ARTICLE IX

TERMINATION/SURVIVAL

Section 9.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of Seller and Buyers;

(ii) by Seller if (A) a condition to Seller’s obligation to close set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyers and such breach has not been cured within sixty (60) Business Days after written notice to Buyers (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to Seller if (x) the nonfulfillment of the conditions to Seller’s obligation to close set forth in Section 6.1 or 6.3 results from the breach by Seller of any of its representations, warranties, covenants or agreements or

(y) the violation or breach by Buyers referred to in clause (B) of this Section 9.1(a)(ii) results from the breach by Seller of any of its representations, warranties, covenants or agreements;

(iii) by Buyers if (A) a condition to Buyers’ obligation to close set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Seller and such breach has not been cured within sixty (60) Business Days (or, in the case of the occurrence of a Company Material Adverse Effect, thirty (30) Business Days) after written notice to Seller (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to Buyers if (x) the nonfulfillment of the conditions to Buyers’ obligation to close set forth in Section 6.1 or 6.2 results from the breach by Buyers of any of their representations, warranties, covenants or agreements or (y) the violation or breach by Seller referred to in clause (B) of this Section 9.1(a)(iii) results from the breach by Buyers of any of their representations, warranties, covenants or agreements; or

(iv) by Buyers or Seller if the Closing has not occurred on or before May 31, 2005; provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such date.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of at least two (2) Business Days’ prior written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

Section 9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the Transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.6, Section 5.9 and this Section 9.2 and Article X. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except to the extent that such termination results from the willful violation by such party of its obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 10.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Any matter disclosed by Seller Parent, Seller or the Company on any one Schedule shall be deemed disclosed for purposes of all other Schedules where such disclosure would be reasonably apparent.

Section 10.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” of the Company or Seller shall be deemed to mean the actual knowledge of any of the individuals set forth in Exhibit 10.3 or actual knowledge that would have been obtained by any of such individuals after due inquiry of those persons that such individuals would reasonably expect to have knowledge of the relevant subject matter. The representations and warranties of the parties, and the right of any person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party (including by any of their advisors or representatives) or by reason of the fact that any party or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Buyers or, after the Closing, the Company:

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Telecopy: (212) 754-8777

Attention: Susan Wagner

With copies to:

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Telecopy: (212) 754-8777

Attention: General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telecopy: (212) 735-2000

Attention: Ralph Arditi, Esq.

If to Seller or, prior to Closing, the Company:

Metropolitan Life Insurance Company

1 MetLife Plaza

27-01 Queens Plaza North

Long Island City, New York 11101

Telecopy: (212) 578-0663

Attention: James L. Lipscomb, Esq.

                  Richard S. Collins, Esq.

With copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2000

Attention: Adam O. Emmerich, Esq.

                  Steven A. Cohen, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent, provided that receipt is personally confirmed by telephone (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise provided herein, nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Buyer may assign any of its rights and obligations hereunder to any wholly-owned Subsidiary of Buyer Parent; provided that no such assignment by Buyer shall relieve Buyer Parent or Buyer of any of its obligations hereunder, and no Person other than Buyer, Buyer Parent or a wholly-owned Subsidiary of Buyer Parent shall have, or be a third-party beneficiary or assignee of, any of the rights of Buyer or Buyer Parent under Section 5.13.

Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.8 Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

Section 10.9 Waiver of Punitive Damages. EACH PARTY HERETO AGREES TO WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES AS RELATED TO THE ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.10 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 10.11 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

METLIFE, INC.

By:	/s/ William J. Wheeler
Name: William J. Wheeler Title: Executive Vice President and Chief Financial Officer

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ William J. Wheeler
Name: William J. Wheeler Title: Executive Vice President and Chief Financial Officer

SSRM HOLDINGS, INC.

By:	/s/ Richard S. Davis
Name: Richard S. Davis Title: President and Chief Executive Officer

BLACKROCK, INC.

By:	/s/ Laurence D. Fink
Name: Laurence D. Fink Title: Chairman and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Laurence D. Fink
Name: Laurence D. Fink Title: Chairman and Chief Executive Officer

Annex A

Defined Terms

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“Accountant” has the meaning set forth in Section 1.5(b).

“Additional Assets” has the meaning set forth in Section 1.8(a).

“Additional Payment” has the meaning set forth in Section 2.4(g).

“Additional Payment Schedule” has the meaning set forth in Section 2.4(a).

“Additional Payment Statement” has the meaning set forth in Section 2.4(a).

“Adjusted Assets Under Management” means, as of a particular date with respect to any account of any Client, (a) for any investment management account of any Client that is not a Mutual Fund, the amount in U.S. dollars of assets under management by the Company or any wholly-owned Company Subsidiary in such account as of the Base Date (based on the fair market value of assets calculated as of such date in accordance with Applicable Law and the terms of the Investment Advisory Contract applicable to such account) and (b) for any investment management account of any Client that is a Mutual Fund, the aggregate net asset value of all of the outstanding shares, units or interests of each such Mutual Fund as of the Base Date, provided in each case that:

(i) in the case of calculating the Closing Revenue Run-Rate and Measurement Date Revenue Run-Rate, the amount of assets under management determined under subsections (a) and (b) above shall be increased or decreased, as the case may be, to reflect net cash flows (additions or contributions, withdrawals or redemptions and reinvestments, new accounts and terminated accounts) from and after the Base Date and to the date as of which the Closing Revenue Run-Rate is required to be calculated or the Measurement Date, as applicable, where subject to Section 1.7, (x) all such additions and contributions shall be taken into account only to the extent actually funded on or prior to the date of the relevant calculation and (y) all such withdrawals, redemptions or terminations taken into account as of the date on which such withdrawals, redemptions or terminations occur or, if earlier, the date on which the Company or any wholly-owned Company Subsidiary receives written notice communicating an intention to withdraw any assets from or terminate the applicable account (unless such notice has been revoked prior to the date of the relevant calculation);

(ii) any assets under management for any account for which the Company and any Controlled Affiliate acts as investment adviser and investment sub-adviser shall be counted only once;

(iii) any assets under management for any account set forth on the Client Schedule shall not be taken into account;

(iv) in the case of calculating the Base Revenue Run-Rate and the Measurement Date Revenue Run-Rate, the amount of assets under management for any account that has been terminated or reduced as a result of the resignation of Buyer Parent or an Affiliate under its Control from management of the account in question due to the failure of the Client to agree to its request for an increase in fees applicable to such account shall not be taken into account;

(v) in the case of calculating the Base Revenue Run-Rate and the Measurement Date Revenue Run-Rate, any assets under management for the Clients set forth on Exhibit 1.1(b) shall not be taken into account;

(vi) any adjustment provided for in Section 1.7 shall be taken into account;

(vii) solely in the case of calculating the Measurement Date Revenue Run-Rate, the net cash flows described in clause (i) above for any Merged Mutual Fund from and after the date as of which the Closing Revenue Run-Rate is required to be calculated and to the Measurement Date shall be equal to the product of (A) the aggregate amount of such net cash flows during such period for such Merged Mutual Fund (or the surviving mutual fund in the applicable Mutual Fund Merger) and (B) the AUM Factor; and

(viii) solely in the case of calculation Closing AM Revenue Run-Rate and Final AM Revenue Run-Rate, the amount of assets under management determined under subsections (a) and (b) above shall be decreased to reflect withdrawals or redemptions and terminated accounts from and after the Base Date and to the date as of which the Closing AM Revenue Run-Rate or the Final AM Revenue Run-Rate is required to be calculated, as applicable, where all such withdrawals, redemptions or terminations shall be taken into account as of the date on which such withdrawals, redemptions or terminations occur or, if earlier, the date on which the Company or any wholly-owned Company Subsidiary receives written notice communicating an intention to withdraw any assets from or terminate the applicable account (unless such notice has been revoked prior to the date of the relevant calculation).

“Adjustment Report” has the meaning set forth in Section 1.5(c).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, (a) any Person that owns or controls more than ten percent (10%) of the capital or voting rights of such Person or (b) any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary, provided that, for purposes of Section 3.15, an Affiliate of a natural person shall include any spouse, grandparent, parent, sibling or descendant of such natural person and any trust or other entity formed for the benefit of any such natural person or for any spouse, grandparent, parent, sibling or descendant of such natural person.

“Affiliate Arrangement” has the meaning set forth in Section 3.15(a).

“Agreement” means this Stock Purchase Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“AIMR” means the Association for Investment Management and Research.

“AIMR-PPS” has the meaning set forth in Section 3.19(d).

“Ancillary Agreements” means the Cooperation Agreement, the Boston Sublease and, if applicable, the Transition Services Agreement and the Morristown Sublease.

“AP Accountant” has the meaning set forth in Section 2.4(c).

“AP Adjustment Report” has the meaning set forth in Section 2.4(d).

“AP Clients” has the meaning set forth in Section 2.4(a).

“AP Closing Revenue Run-Rate” has the meaning set forth in Section 2.4(a).

“AP Dispute Notice” has the meaning set forth in Section 2.4(b).

“AP Resolution Date” has the meaning set forth in Section 2.4(e).

“AP Resolution Period” has the meaning set forth in Section 2.4(b).

“AP Review Period” has the meaning set forth in Section 2.4(b).

“Applicable Law” means any Law applicable to any of the parties to this Agreement or the Ancillary Agreements or any of their respective Affiliates, directors, officers, employees, properties or assets or, if applicable to a party, any of the Funds.

“Applicable Multiple” means, with respect to Other Clients, Mutual Fund Clients or Realty Clients, the value set forth in the table below that corresponds to the amount, on a percentage basis, by which the Base Revenue Run-Rate exceeds the Closing Revenue Run-Rate with respect to such categories of Clients:

	Other Clients	Mutual Fund Clients	Realty Clients
To the extent (and only to the extent) that the Closing Revenue Run-Rate is less than 100% of the Base Revenue Run-Rate, the multiple to be applied to the portion of such difference representing between 90% and 100% of the Base Revenue Run-Rate is:	1.5	1.5	1.5
To the extent (and only to the extent) that the Closing Revenue Run-Rate is less than 90% of the Base Revenue Run-Rate, the multiple to be applied to the portion of such difference representing between 80% and 90% of the Base Revenue Run-Rate is:	2.5	2.5	2.5
To the extent (and only to the extent) that the Closing Revenue Run-Rate is less than 80% of the Base Revenue Run-Rate, the multiple to be applied to the portion of such difference representing less than 80% of the Base Revenue Run-Rate is:	3	3.5	3

provided that, notwithstanding the table above, in the case of any adjustment under Section 1.1(b)(i), the Applicable Multiple to be applied to the excess (or any portion thereof) of the Base Revenue Run-Rate over the Closing Revenue Run-Rate shall be

3.5 with respect to a Mutual Fund Client (other than any Mutual Fund Client set forth on Exhibit 1.1(b)) if the Mutual Fund Board or the shareholders of such Mutual Fund Client have not approved a new Investment Advisory Contract pursuant to Section 5.8(a).

“Assets” has the meaning set forth in Section 3.11.

“AUM Factor” means, with respect to any Merged Mutual Fund, the quotient of (a) the aggregate net asset value of all of the outstanding shares, units or interests of such Merged Mutual Fund immediately prior to the effective time of the applicable Mutual Fund Merger divided by (b) the aggregate net asset value of all of the outstanding shares, units or interests of the surviving mutual fund resulting from the applicable Mutual Fund Merger immediately following the effective time of the applicable Mutual Fund Merger.

“Balance Sheets” has the meaning set forth in Section 3.8(b).

“Base Date” means July 31, 2004.

“Base Purchase Price” has the meaning set forth in Section 1.1(a).

“Base Revenue Run-Rate” means the Revenue Run-Rate calculated as of the Base Date as set forth on the Price Adjustment Schedule prepared as of the Base Date.

“Basket” has the meaning set forth in Section 7.4(a).

“BlackRock Disqualifying Conduct” means the gross negligence or willful misconduct of Buyer Parent or the Affiliate under its Control in managing (a) the applicable Met-Sourced Account or (b) the account of any client of Buyer Parent or one of its Affiliates under its Control that results in the termination by Clients of Buyer Parent or one of its Affiliates under its Control in any Client Group of accounts representing not less than (x) twenty five percent (25%) of the aggregate amount of assets under management of all Clients in such Client Group; or (y) ten percent (10%) of the total number of Clients in any Client Group representing not less than ten percent (10%) of the aggregate assets under management of all Clients in such Client Group (as measured on the date immediately prior to the date on which the gross negligence or willful misconduct occurred), in either case during the nine (9)-month period following the date on which such gross negligence or willful misconduct occurred.

“BlackRock Resignation” means the resignation of Buyer Parent or an Affiliate under its Control from management of the account in question due to the failure of the Client to agree to its request for an increase in fees applicable to such account.

“BlackRock Shares” means the number of shares of Buyer Parent Stock determined by dividing (a) the product of (i) the Estimated Adjusted Purchase Price and (ii) thirteen and one third percent (13.33%) by (b) the Stock Price.

“Boston Lease” means that certain Lease Agreement dated March 7, 1984 by and between Dewey Square Tower Associates and SSR&M, as the same has heretofore been amended, modified or supplemented as of the date hereof, together with the related non-disturbance and occupancy agreements.

“Boston Sublease” has the meaning set forth in Section 5.17.

“Business” means the business and operations of the Company and the Controlled Affiliates as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that materially impairs Buyers’ ability to promptly perform their respective obligations hereunder or under the Cooperation Agreement, other than any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a change or condition generally affecting the investment management industry, (iii) armed hostilities or terrorist actions or (iv) the public announcement in and of itself of this Agreement and the Transactions, except, in case of clause (i), (ii) or (iii), to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on Buyer Parent and its Affiliates under its Control, taken as a whole, relative to Persons in the investment management industry generally.

“Buyer Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Parent Competitor” means those Person set forth in the letter agreement, dated as of the date hereof, by and between Seller Parent, Seller and Buyers.

“Buyer Parent SEC Documents” has the meaning set forth in Section 4.9.

“Buyer Parent Significant Event” means, with respect to Buyer Parent, any transaction or series of transactions involving (a) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction or otherwise) of fifty percent (50%) or more of the total outstanding voting securities of Buyer Parent or any tender offer or exchange offer that results in any other Person (or the shareholders of such other Person in the case of a merger, share exchange, consolidation or similar transaction involving such other Person and Buyer Parent) beneficially owning fifty percent (50%) or more of the total outstanding voting securities of Buyer Parent; or (b) any sale, lease, exchange, transfer, license or disposition of fifty percent (50%) or more of the assets of Buyer Parent and its Subsidiaries, taken together as a whole; provided, however, that a Buyer Parent Significant Event shall not occur for purposes of Section 5.13(d) of this Agreement unless such other Person is included in the Schedule attached to the letter of even date herewith from MetLife and BlackRock.

“Buyer Parent Stock” means the class A common stock, par value $0.01 per share, of Buyer Parent.

“Buyers” has the meaning set forth in the introductory paragraph to this Agreement.

“Cap” has the meaning set forth in Section 7.5.

“Cash Consideration” means an amount equal to the product of (a) the Estimated Adjusted Purchase Price and (b) eighty six and two thirds percent (86.67%).

“Change in Control” means (a) a Buyer Parent Significant Event or (b) any transaction or series of related transactions as a result of which the Person providing services under any Investment Advisory Contract for the Met-Sourced Account in question ceases to be Controlled, directly or indirectly, by Buyer Parent or any Affiliate under its Control.

“Client” means any Person to which the Company or any Controlled Affiliate provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Contract, including any Fund.

“Client Directed Account” means an account designated as a “Client Directed Account” as set forth on the applicable Price Adjustment Schedule or any Hold Harmless Schedule, as applicable.

“Client Directed Trigger Event” means, solely with respect to a Client Directed Account, any written termination of a Met-Sourced Account designated as a Client Directed Account or any withdrawal, redemption, reduction or removal of assets from such a Met-Sourced Account that was effected or otherwise requested by a Client under a Client Directed Account in a writing signed by the Client, such writing to specify the effective date of such withdrawal, redemption, reduction or removal, for any reason (other than as a result of a Change in Control, BlackRock Disqualifying Conduct, BlackRock Resignation or Unsatisfactory Performance); provided that such termination or withdrawal, redemption, reduction or removal was not, directly or indirectly, proposed, recommended, endorsed, approved, suggested or otherwise caused or initiated by Seller or one of its Affiliates or any of their respective directors, officers, employees, consultants or representatives.

“Client Group” means each of (a) U.S. tax-exempt institutional clients, (b) U.S. taxable institutional clients, (c) international clients, (d) advisors/sponsors of Registered Investment Companies and (e) individual clients.

“Client Schedule” has the meaning set forth in Section 5.14(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Revenue Run-Rate” means the Revenue Run-Rate calculated as of the most recent calendar month-end prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Balance Sheet” means the unaudited combined balance sheet of Company and the Company Subsidiaries as of December 31, 2003, prepared in accordance with Exhibit 3.8(a)(ii) and attached hereto as Exhibit 3.8(a)(i).

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the introductory paragraph to this Agreement and shall be deemed to include any successor thereto after the Closing.

“Company Employee” means any individual who is, on the date of this Agreement, an employee of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in a material adverse effect on the business, condition (financial or otherwise), or assets and properties of the Company and the Controlled Affiliates, taken together as a whole, or (b) materially impairs the Company’s, Seller Parent’s or Seller’s ability to perform its obligations hereunder or under the Cooperation Agreement, other than, in the case of clause (a), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a change or condition generally affecting the investment management industry, (iii) armed hostilities or terrorist actions, (iv) a reduction in the Revenue Run-Rate between the Base Date and the calculation date of the Closing Revenue Run-Rate in and of itself, and (v) the public announcement in and of itself of this Agreement and the Transactions, except, in case of clause (i), (ii) or (iii), to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Company and the Controlled Affiliates, taken as a whole, relative to Persons in the investment management industry generally.

“Company Subsidiary” shall mean each Person that is a Subsidiary of the Company.

“Confidentiality Agreement” means the confidentiality agreement, dated April 19, 2004, by and between Buyer Parent and Seller.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by the Company, Seller Parent, Seller, Buyer or Buyer Parent of this Agreement or any Ancillary Agreement or (b) the consummation by the Company, Seller Parent, Seller, Buyer or Buyer Parent of the Transactions.

“Contingent Payment” has the meaning set forth in Section 2.2.

“Contingent Payment Schedule” has the meaning set forth in Section 2.1(a).

“Contingent Payment Statement” has the meaning set forth in Section 2.1(a).

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlled Affiliate” has the meaning set forth in Section 3.3(a) and shall be deemed to include any successor thereto after the Closing.

“Cooperation Agreement” has the meaning set forth in the recitals to this Agreement.

“CP Accountant” has the meaning set forth in Section 2.1(c).

“CP Adjustment Report” has the meaning set forth in Section 2.1(d).

“CP Dispute Notice” has the meaning set forth in Section 2.1(b).

“CP Resolution Date” has the meaning set forth in Section 2.1(e).

“CP Resolution Period” has the meaning set forth in Section 2.1(b).

“CP Review Period” has the meaning set forth in Section 2.1(b).

“Credit Agreement” has the meaning set forth in Section 5.21.

“Daily Value of Trades” shall mean, in respect of the shares of Buyer Parent Stock on any trading day, the product of (a) the volume weighted average price of shares of Buyer Parent Stock on the NYSE on such date, as determined by Bloomberg L.P. or other reputable third party information source selected by Buyers and (b) the aggregate volume of shares of Buyer Parent Stock traded on such date on the NYSE.

“Directly-Sourced Accounts” mean, as of a particular date, the investment management account(s) (or any portion thereof) of any Client other than a Met-Related Account as set forth on the applicable Contingent Payment Schedule or the Contingent Payment Statement.

“Directly-Sourced Accounts Revenue Run-Rate” means the portion of the Measurement Date Revenue Run-Rate that is attributable to Directly-Sourced Accounts as set forth on the applicable Contingent Payment Schedule or the Contingent Payment Statement.

“Directly-Sourced Revenue Threshold” means the portion of the Base Date Revenue Run-Rate that is attributable to Directly-Sourced Accounts.

“Dispute Notice” has the meaning set forth in Section 1.5(a).

“Distribution Agreement” means any Contract for the distribution or sales of shares or units of a Fund.

“Election” has the meaning set forth in Section 8.2(a).

“Employee Benefit Plans” has the meaning set forth in Section 3.21(a).

“Environmental Law” means any Law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority, relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and as now in effect.

“Equity Right” has the meaning set forth in Section 3.2(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Client” has the meaning set forth in Section 3.19(c).

“ERISA Plans” has the meaning set forth in Section 3.21(a).

“Estimated Adjusted Purchase Price” has the meaning set forth in Section 1.1(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.4(a).

“Estimated Stockholders’ Equity Adjustment” means the excess, if any, of (a) the Stockholders’ Equity Target over (b) the amount of Stockholders’ Equity as set forth in the Estimated Closing Balance Sheet.

“Estimated Working Capital Adjustment” means the excess, if any, of (a) the Working Capital Target over (b) the amount of Working Capital as set forth in the Estimated Closing Balance Sheet.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Existing Assets” has the meaning set forth in Section 1.8(a).

“Fed Consent” means the Consent of the Board of Governors of the Federal Reserve System for the acquisition and continued ownership for not less than eighteen (18) months of the real estate business of the Company and its Controlled Affiliates as currently conducted by Buyers; provided, however, that such approval shall not require Buyers or the Company or any Controlled Affiliate to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on either Buyer Parent (measured on a relative scale to the Company) or the real estate business of the Company and its Controlled Affiliates as a whole; provided further that, notwithstanding the foregoing or any other provision of this Agreement, any condition that requires Buyers to sell or to divest any portion of the real estate business of the Company and its Controlled Affiliates earlier than the eighteen (18)-month anniversary of the Closing shall be deemed to be a failure to obtain the Fed Consent).

“Filings” has the meaning set forth in Section 3.16(h).

“Final Allocation” has the meaning set forth in Section 8.2(b).

“Final AP Revenue Run-Rate” has the meaning set forth in Section 2.4(a).

“Final Closing Balance Sheet” has the meaning set forth in Section 1.5(a).

“Final Consideration Value” means the aggregate value of the consideration paid by Buyer to Seller pursuant to Sections 1.1, 1.7 and 2.1 as may be adjusted pursuant to Sections 1.1 and 1.5.

“Financial Statements” means (a) the audited consolidated financial statements of each of SSR&M and SSRA and related auditor’s reports for the twelve (12)-month periods ending December 31, 2001, December 31, 2002 and December

31, 2003, including balance sheets as of December 31, 2001, December 31, 2002 and December 31, 2003, and statements of income, statements of changes in stockholder’s equity and statements of cash flows for the above described periods, (b) the Combined Balance Sheet and (c) the unaudited combined balance sheet as of June 30, 2004 and statement of income for the period from January 1, 2004 through and including June 30, 2004 for the Company and the Company Subsidiaries, in each case as previously delivered to Buyers.

“Former Company Employee” means any individual who is, on the date of this Agreement, a former employee, officer, director or consultant of the Company or any Controlled Affiliate other than an individual employed by MetLife Group, Inc. or whose last employment with Seller and its Subsidiaries was with MetLife Group, Inc.

“Fund” means any Mutual Fund or Private Fund.

“Fund Financial Statements” means (a) with respect to each Mutual Fund, the audited financial statements of each such Mutual Fund for the three (3) most recently completed fiscal years (or, if a shorter period, since the inception of such Mutual Fund), together with reports on such year-end statements by each such Fund’s independent public accountants, including, in each case, for each investment portfolio thereof, a statement of net assets or statement of assets and liabilities and schedule of investments, a statement of operations and a statement of changes in net assets and (b) with respect to each Private Fund, the financial statements of each such Private Fund for the three (3) most recently completed fiscal years (or, if a shorter period since the inception of such Private Fund).

“GAAP” shall mean U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“Group” means a “group” as defined under Section 13(d) of the Exchange Act.

“Hold Harmless Schedule” has the meaning set forth in Section 1.8(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IM Revenues” means, with respect to any Person, the annual revenues of such Person from the Subject Business; provided, however, that, for the avoidance of doubt, IM Revenues shall not include any revenues (x) that do not arise directly from investment management, investment advisory or property management fees, such as administrative or other similar fees derived from issuing or administering, as the case may be, retirement plans, such as a pension funding agreement, guaranteed investment contract or a 401(k), 403(b), 457 or 529 plan or (y), whether or not derived from investment management, investment advisory or property management fees, derived from the management of the assets of such Person or any Person Controlling or Controlled by such Person.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 7.7.

“Indemnifying Party” has the meaning set forth in Section 7.7.

“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).

“Intellectual Property” means all material (a) trademarks, service marks, trade names, trade dress, domain names, web sites, copyrights, proprietary models, processes, formulas, software (other than off-the-shelf shrink wrapped software) and databases, client lists and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country and (b) patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, computer software, data and documentation and any other similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing that is used or held for use by the Company, any Controlled Affiliate or any Fund necessary for the conduct of or otherwise material to the Business.

“Internal Controls” has the meaning set forth in Section 3.8(c).

“Investment Advisory Contract” means a Contract under which the Company or any Controlled Affiliate acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC and any Self-Regulatory Organization).

“Lease” means any of the real estate leases, subleases, licenses or similar agreements pursuant to which the Company or any Controlled Affiliate occupies any real property, together with all amendments, modifications, supplements and/or extensions thereof.

“LIBOR” means, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date for a term of one (1) month. If for any reason such rate is not available, the term “LIBOR” shall mean, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date for a term of one (1) month; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“License Agreements” means all Contracts with respect to any Intellectual Property that is licensed by or to the Company, any Controlled Affiliate or any Fund.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Loss” means any liability, damage, claim, demand, obligation, loss, diminution in value, fine, cost, expense, royalty, Proceeding, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third-Party Claims), including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement or under any Ancillary Agreement.

“Managed Real Property” means any real property or interest therein that is or has been owned by, or acquired on behalf of, directly or indirectly, any Client in respect of which the Company or any Controlled Affiliate operates or manages (or has operated or managed) or otherwise provides or has provided property management or other non-investment advisory real estate services.

“Material Contract” means any Contract to which the Company or any Controlled Affiliate or any Fund is a party or by which it or any of its properties or assets is bound of the type listed below:

(a) any Investment Advisory Contract;

(b) any Distribution Agreement;

(c) any Mutual Fund Services Agreement;

(d) any Contract (other than a Contract described in subsections (a), (b) and (c) above) with any Client;

(e) any Contract (other than a Contract to which neither the Company nor any Controlled Affiliate is a party) relating to the provision of property management or other non-investment advisory real estate services;

(f) any material License Agreement;

(g) any Lease;

(h) any Contract relating to any Indebtedness, other than any mortgage or similar Indebtedness secured by specific property owned by or on behalf of a Client;

(i) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company, any Controlled Affiliate or any Fund;

(j) other than in the case of a Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;

(k) any Affiliate Arrangement;

(l) any Contract providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Company, any Controlled Affiliate or any Fund;

(m) other than in the case of a Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, any Contract that cannot be terminated by the Company, a Controlled Affiliate or a Fund without the incurrence of any payment or other economic penalty or cost in excess of $50,000 within sixty (60) days of the date of termination; and

(n) any other Contract that is material to the Business.

“Measurement Date” means the first (1st) anniversary of the date on which the Closing Revenue Run-Rate was calculated.

“Measurement Date Revenue Run-Rate” means the Revenue Run-Rate calculated as of the Measurement Date.

“Merged Mutual Fund” means any Mutual Fund sponsored by the Company or any Controlled Affiliate that is party to a Mutual Fund Merger.

“Met-Related Accounts” mean, as of a particular date, the investment management account(s) (or portion thereof) of (a) any Client that is (A) Seller Parent or one of its Affiliates under its Control, (B) a non-mutual fund client of Seller Parent or an Affiliate under its Control (other than the Company and any Affiliate under its Control) invested in a Private Fund or other account managed separately for such Client, (C) the Tower Fund and (D) any pension or similar plan of Seller Parent or one of its Affiliates under its Control, (b) any Client that is a Mutual Fund sponsored by Seller Parent or any Affiliate under its Control (such as any variable annuity program) and sub-advised by the Company or a wholly-owned Company Subsidiary, whether or not the shares of any such Mutual Fund are sold or distributed by a third party, the Company or any Controlled Affiliate or Seller Parent or any

Affiliate under its Control and (c) any Client that is a Fund sponsored by the Company or one of its Controlled Affiliates solely to the extent that such Fund is sold or distributed by Seller Parent or any Affiliate under its Control or their respective salespersons and insurance agents, in each case as set forth on the applicable Contingent Payment Schedule or the Contingent Payment Statement.

“Met-Related Accounts Revenue Run-Rate” means the portion of the Measurement Date Revenue Run-Rate that is attributable to Met-Related Accounts as set forth on the applicable Contingent Payment Schedule or the Contingent Payment Statement.

“Met-Related Revenue Threshold” means an amount equal to the sum of (a) the portion of the Base Date Revenue Run-Rate that is attributable to Met-Related Accounts and (b) an amount equal to the product of (i) the assets set forth in Exhibit 2.2 and (ii) the weighted average annual fee rate expressed in basis points and measured between the Closing Date through the Measurement Date for the corresponding Client category as set forth in Exhibit 2.2.

“Met-Sourced Accounts” mean, as of a particular date, the investment management account(s) (or portion thereof) of (a) any Client that is (A) Seller Parent or one of its Affiliates under its Control, (B) a non-mutual fund client of Seller Parent or an Affiliate under its Control (other than the Company and any Affiliate under its Control) invested in a Private Fund or other account managed separately for such Client, (C) the Tower Fund and (D) any pension or similar plan of Seller Parent or one of its Affiliates under its Control and (b) any Client that is a Mutual Fund sponsored by Seller Parent or any Affiliate under its Control (such as any variable annuity program) and sub-advised by the Company or a wholly-owned Company Subsidiary, whether or not the shares of any such Mutual Fund are sold or distributed by a third party, the Company or any Controlled Affiliate or Seller Parent or any Affiliate under its Control, including, for the avoidance of doubt, any such account of the type described in this definition that is established under Section 1.7 or otherwise taken into account for purposes of calculating the purchase price payment to Seller under Sections 1.1 or 1.7.

“Morristown Sublease” has the meaning set forth in Section 5.18.

“Mutual Fund” means any Registered Investment Company (including each portfolio or series thereof, if any) for which the Company or any Controlled Affiliate acts as investment adviser, investment sub-adviser, sponsor or manager.

“Mutual Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Mutual Fund.

“Mutual Fund Clients” has the meaning set forth in Section 1.1(b).

“Mutual Fund Merger” means, with respect to any Mutual Fund sponsored by the Company or any Controlled Affiliate, the acquisition by merger or otherwise of substantially all of the assets of such Mutual Fund by the applicable mutual fund sponsored by Buyer Parent or an Affiliate under its Control effected by means of a reorganization within the meaning of Section 368(a) of the Code.

“Mutual Fund Services Agreements” means all material custody, transfer agent, shareholder servicing, administrative, principal underwriter, accounting and other similar agreements with a Mutual Fund.

“Negative Consent Notice” has the meaning set forth in Section 5.8(b).

“Non-Affiliate Interest” has the meaning set forth in Section 3.3(a).

“Non-Regulatory Litigation” means the Proceedings set forth on Schedule 3.14 other than any Proceedings in respect of which Seller Parent or Seller shall have any obligation to indemnify any Buyer Indemnitee under Section 7.2(d).

“Notice” has the meaning set forth in Section 5.8(b).

“NYSE” means the New York Stock Exchange.

“Other Clients” has the meaning set forth in Section 1.1(b).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Payee Party” has the meaning set forth in Section 7.10.

“Payor Party” has the meaning set forth in Section 7.10.

“Peer Group Median” means the 50th percentile of the applicable Lipper peer group index or, in the event such peer group index is no longer published or maintained, such other index as may be agreed by Buyers and Sellers.

“Permits” has the meaning set forth in Section 3.16(b).

“Permissible Transfer” has the meaning set forth in Section 1.9(a).

“Permitted Liens” means all Liens that are:

(o) for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the Company’s and its Subsidiaries’ books and records in accordance with GAAP;

(p) Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(q) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens;

(r) statutory landlords’ Liens under Leases to which the Company or a Controlled Affiliate is a party;

(s) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property and minor irregularities or imperfections in title thereto, that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business; and

(t) Liens created by or consented to in writing by Buyers.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

“Plans” has the meaning set forth in Section 3.21(a).

“Post-Closing Period” has the meaning set forth in Section 8.3(b).

“Pre-Closing Period” has the meaning set forth in Section 8.3(a).

“Price Adjustment Schedule” has the meaning set forth in Section 3.19(a).

“Private Fund” means any pooled investment vehicle for which the Company or any Controlled Affiliate acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor that is not required to be registered under the Investment Company Act.

“Proceeding” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Proposed Allocation” has the meaning set forth in Section 8.2(b).

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Quarterly Accountant” has the meaning set forth in Section 1.8(e).

“Quarterly Adjustment Report” has the meaning set forth in Section 1.8(f).

“Quarterly Dispute Notice” has the meaning set forth in Section 1.8(d).

“Quarterly Resolution Date” has the meaning set forth in Section 1.8(g).

“Quarterly Resolution Period” has the meaning set forth in Section 1.8.(d).

“Quarterly Review Period” has the meaning set forth in Section 1.8(d).

“Quorum Failure” has the meaning set forth in Section 5.8(a).

“Realty Clients” has the meaning set forth in Section 1.1(b).

“Registered Investment Company” means any open-end investment company, closed-end investment company, unit investment trust or business development company required to be registered under the relevant provisions of the Investment Company Act.

“Regulatory Requirement” means any Law that is primarily related to or primarily applicable to the business, products, services, operation, financial condition, ownership, supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, insurance companies or agents, real estate brokers, real estate property managers, variable annuities investment companies, investment companies, banks, investment advisers, trust companies, transfer agents, securities information processors, clearing agencies, clearing corporations or securities depositories or any other financial services business or Persons engaged therein, including, for the avoidance of doubt, any such Law to which any financial services business included in the Business is or has at anytime in the past been subject.

“Related Benchmark” means the applicable benchmark specified in the applicable Investment Advisory Contract, offering memorandum or otherwise agreed to with the Client, as the case may be.

“Resolution Date” has the meaning set forth in Section 1.5(d).

“Resolution Period” has the meaning set forth in Section 1.5(a).

“Restricted Client” means any Person who is (a) on the date hereof a Client of the Company or any of its Controlled Affiliates or (b) a potential client or investor in a commingled vehicle of the Company or any of its Controlled Affiliates that the Company or any of its Controlled Affiliates have actively solicited within the six (6)-month period prior to the date hereof (which clients or investors shall be identified by Seller and Buyer Parent in a schedule to be delivered in accordance with Section 5.14(d)); provided that neither Seller Parent nor any of its Subsidiaries or its Affiliates under its Control shall be deemed to be a Restricted Client.

“Retention Agreement” has the meaning set forth in the recitals to this Agreement.

“Revenue Run-Rate” means, as of any specified date, the aggregate amount, without duplication, of all annualized investment advisory, investment management and sub-advisory fees for each investment management account of each Client (other than, in the case of the Closing Revenue Run-Rate, any account of any Client (x) who has not given or been deemed to have given its Consent in accordance with Section 5.8 hereof or (y) who has been deemed not to have given its Consent to the Transactions as provided in Section 1.7) payable to the Company or any wholly-owned Company Subsidiary pursuant to the relevant Investment Advisory Contract, determined by multiplying the Adjusted Assets Under Management for each such account at such date by the applicable annual fee rate for all such fees for such account in effect on such date; provided that, in the case of any Client that is Merged Mutual Fund, the “applicable annual fee rate” for purposes of this definition (and any related calculation) shall be deemed to be the investment management fee payable by such Merged Mutual Fund pursuant to the relevant Investment Advisory Contract as is in effect immediately prior to the effective time of the applicable Mutual Fund Merger (without regard to the actual investment management fee payable by such Merged Mutual Fund (or the resulting surviving mutual fund) following the effective time of the applicable Mutual Fund Merger). The calculation of the Revenue Run-Rate shall (a) exclude from revenue any performance-based fees, (b) include only net revenues to the Company and wholly-owned Company Subsidiaries after giving effect to, and taking into account, any fee or expense waivers, caps, limitations or reimbursements and revenue sharing arrangements and (c) any non-investment advisory fees, including, by way of example and not limitation, any payments by or to the Company or any wholly-owned Company Subsidiary to or from any brokers, dealers or other Persons as compensation for distribution, administration or co-administration, shareholder servicing, transfer agency, portfolio accounting services or other non-investment advisory fees, whether or not based on assets under management.

“Review Period” has the meaning set forth in Section 1.5(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company, any Controlled Affiliate or any Fund is subject.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Parent Significant Event” means any transaction or series of transactions involving (a) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction or otherwise) of fifty percent (50%) or more of the total outstanding voting securities of Seller Parent or any tender offer or exchange offer that results in any other Person (or the shareholders of such other Person in the case of a merger, share exchange, consolidation or similar transaction involving such other Person and Seller Parent) beneficially owning fifty percent (50%) or more of the total outstanding voting securities of Seller Parent; or (b) any sale, lease, exchange, transfer, license or disposition of fifty percent (50%) or more of the assets of Seller Parent and its Subsidiaries, taken together as a whole.

“Services Agreements” means the Service Agreement between Metropolitan Life Insurance Company and MetLife Realty Group, Inc., dated as of December 22, 1993, the Services Agreement by and among MetLife Group, Inc., Metric Realty, SSR Realty Advisors, Inc., SSRM Holdings, Inc., State Street Research & Management Company, et al., dated as of January 1, 2003 and the Letter Agreement between MetLife and SSR Realty Advisors, dated as of May 1, 2003, each as amended or restated through the date hereof.

“SSR&M” means State Street Research & Management Company, a wholly-owed Subsidiary of the Company.

“SSRA” means SSR Realty Advisors, Inc., a wholly-owed Subsidiary of the Company.

“SSRA Credit Facility” has the meaning set forth in Section 5.21.

“Stock Price” shall mean, in respect of a share of Buyer Parent Stock, the quotient obtained by dividing (a) the aggregate of the Daily Value of Trades for each day during the period of ten (10) consecutive trading days immediately preceding the Closing Date by (b) the aggregate volume of shares of Buyer Parent Stock used to calculate such Daily Value of Trades.

“Stockholders’ Equity” means the stockholders’ equity of the Company and the Company Subsidiaries as set forth in the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, calculated in accordance with Section 1.6 (provided that in no case shall intangible assets in an aggregate amount greater than $18 million be taken into account for purposes of calculating the amount of Stockholders’ Equity).

“Stockholders’ Equity Target” means $105,000,000.

“Straddle Period” has the meaning set forth in Section 8.3(a).

“Sub-Advised Mutual Fund” means any Registered Investment Company for which the Company or any Controlled Affiliate acts as investment sub-adviser other than a Registered Investment Company sponsored by the Company or any Affiliate.

“Subject Business” means, with respect to any Person, the business of providing investment advisory, investment management or property management services (whether or not for compensation) to any other Person (other than the Subsidiaries of such first Person and Affiliates under the Control of such first Person) in the United States or Canada; provided that such term shall not be deemed to include (a) the management of assets by any such Person in connection with the issuance of insurance, annuities or other products (whether fixed or variable) that can be lawfully issued only by insurance companies and, for the avoidance of doubt, in the case of Seller Parent and its Affiliates under its Control, any other third-party investment advisory services, investment management services or property management services (x) currently performed or (y) substantially the same in all material respects as such services currently performed, in each case by Seller Parent or one of its Subsidiaries or Affiliates under its Control (other than the Company and any of its Subsidiaries or Affiliates under its Control) and (b) the activities and products set forth on Annex B.

“Subsequent Payment” has the meaning set forth in Section 2.3.

“Subsidiary” of a Person means an Affiliate of such Person of which fifty percent (50%) or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Tax” means any federal, state, foreign or local net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge of any kind whatsoever (including all interest and penalties thereon and additions thereto).

“Tax Claim” has the meaning set forth in Section 8.5.

“Tax Indemnity Payment” has the meaning set forth in Section 8.3(d).

“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.7(b).

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” means any direct or indirect sale, lease, assignment, pledge, hypothecation, encumbrance, disposition, transfer, gift or attempt to create or grant a security interest in any property or contract right or any interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and includes any sale or other disposition in any one transaction or series of transactions (whether or not related).

“Transfer Taxes” has the meaning set forth in Section 8.6.

“Transition Services Agreement” has the meaning set forth in Section 5.19.

“Treasury Regulations” shall mean the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Trigger Event” has the meaning set forth in Section 1.8(a).

“True-Up Period” has the meaning set forth in Section 1.7(a).

“12b-1 Plan” means any distribution plan adopted by a Mutual Fund in accordance with Rule 12b-1 under the Investment Company Act.

“Unsatisfactory Performance” means, with respect to a Met-Sourced Account with respect to periods commencing subsequent to the Closing Date, four (4) consecutive calendar quarters of rolling one (1) year and three (3) years (or, if shorter, the period (not to be less than two (2) years in any case) measured from the period commencing immediately after the Closing Date through the calendar quarter ending immediately prior to any applicable determination date) investment returns below (a) in the case of a Met-Sourced Account that is not a Mutual Fund, the

Related Benchmark for such rolling periods and (b) in the case of a Met-Sourced Account that is a Mutual Fund, the Peer Group Median for such rolling periods.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America as the case may be, to such account or accounts as shall have been designated by notice to the paying party.

“Working Capital” means the sum of (a) the combined amount of cash and cash equivalents and the current portion (in other words, expected to be collected within one (1) year) of any accounts receivable of the Company and the Company Subsidiaries less (b) the combined amount of current liabilities of Company and the Company Subsidiaries, in each as based on the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as the case may be, calculated in accordance with Section 1.6.

“Working Capital Target” means $52,000,000.